EXHIBIT (a)(1)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

SUNTERRA CORPORATION

at

$16.00 Per Share

by

DRS ACQUISITION CORP.,

a wholly-owned subsidiary

of

DR RESORT HOLDINGS, LLC

and

an affiliate

of

DIAMOND RESORTS, LLC

THE OFFER AND THE WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M.,

NEW YORK CITY TIME, ON WEDNESDAY, APRIL 25, 2007

UNLESS THE OFFER IS EXTENDED PURSUANT TO THE MERGER AGREEMENT.

The offer described in this Offer to Purchase (the “Offer”) is subject to, among other things, the condition that, prior to the then scheduled expiration date of the Offer (as it may be extended from time to time), there be validly tendered in accordance with the terms of the Offer and not properly withdrawn a number of shares of common stock, par value $0.01 per share (the “Shares”), of Sunterra Corporation, a Maryland corporation (the “Company”), that, together with (i) any Shares then owned by DR Resort Holdings, LLC, a Nevada limited liability company (the “Parent”), DRS Acquisition Corp., a Maryland corporation and wholly-owned subsidiary of the Parent (the “Offeror”), or Diamond Resorts, LLC, a Nevada limited liability company and an affiliate of the Parent (the “Affiliate”) or any other affiliates of the Parent, and (ii) newly-issued Shares the Offeror may be obligated to purchase, at a price per share equal to the per share offer price in this Offer, from the Company to “top up” the Shares purchased in the Offer, represents at least such number of Shares required to effect a short-form merger pursuant to Section 3-106 of Maryland General Corporation Law (the “Minimum Shares”). If at least 80% (or such lower percentage determined by the Company) of the Shares issued and outstanding immediately prior to the consummation of the Offer but less than the Minimum Shares have been validly tendered and not properly withdrawn in the Offer, the Offeror will, assuming all other conditions are either satisfied or waived, be obligated to purchase, at a price per share equal to the per share offer price in this Offer, such number of newly-issued Shares from the Company necessary to “top up” the number of Shares purchased in the Offer to enable the Offeror to acquire the Minimum Shares. The Offer also is subject to certain other conditions described in this Offer to Purchase. See Introduction, Section 1 entitled “Terms of the Offer; Condition to the Offer” of this Offer to Purchase for more details of terms and conditions of the Offer.

This Offer is being made pursuant to an Agreement and Plan of Merger, dated as of March 9, 2007 (as it may be amended from time to time, the “Merger Agreement”), by and among the Offeror, the Company, and the Affiliate. Under the terms of the Merger Agreement, following the consummation of the Offer and the payment for all Shares tendered pursuant thereto, and subject to certain conditions described in this Offer to Purchase, the Offeror will merge with and into the Company (the “Merger”) and all then outstanding Shares not otherwise tendered pursuant to the terms of the Offer will be cancelled and converted into the right to receive $16.00 per Share (or any higher price per Share that is paid in the Offer), net to the seller in cash without interest thereon, less any required withholding taxes.

The Company’s Board of Directors has (i) duly and validly authorized and approved the execution, delivery and performance of the Merger Agreement by the Company and the consummation of the transactions contemplated by the Merger Agreement, including the Offer and the Merger; (ii) determined that the Offer, the Merger and the other transactions contemplated by the Merger Agreement are fair to, advisable and in the best interests of the holders of Shares; and (iii) recommended that the holders of Shares accept the Offer and tender their Shares in the Offer.

None of the Securities and Exchange Commission, any state securities commission or the securities regulatory authority of any other jurisdiction has: (i) approved or disapproved of the Offer, (ii) passed upon the merits or fairness of the Offer, or (iii) passed upon the adequacy or accuracy of the disclosure in this Offer to Purchase. Any representation to the contrary is a criminal offense.

IMPORTANT

Any stockholder of the Company who holds Shares in such stockholder’s own name and desires to tender Shares in the Offer should complete and sign the Letter of Transmittal accompanying this Offer to Purchase in accordance with the instructions therein, and deliver the Letter of Transmittal (together with the stock certificates representing the Shares to be tendered and all other required documents) to Mellon Investor Services, LLC, the depositary for the Offer (the “Depositary”), or in lieu thereof, follow the procedures for book-entry transfer set forth in Section 3 entitled “Procedure for Tendering Shares” of this Offer to Purchase.

Any stockholder of the Company who holds Shares in the name of a broker, dealer, commercial bank, trust company or other nominee and desires to tender Shares in the Offer should request such broker, dealer, commercial bank, trust company or other nominee to tender Shares in the Offer on such stockholder’s behalf. Stockholders of the Company who hold Shares in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee in order to tender Shares in the Offer.

Any stockholder of the Company who desires to tender Shares in the Offer, but whose certificates representing such Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis or who cannot deliver all required documents to the Depositary, in each case prior to the expiration of the Offer, must tender such Shares pursuant to the guaranteed delivery procedures set forth in Section 3 entitled “Procedure for Tendering Shares” of this Offer to Purchase.

Questions and requests for assistance in connection with the Offer should be directed to Georgeson, Inc., the information agent for the Offer (the “Information Agent”), or to UBS Securities, LLC, the dealer manager for the Offer (the “Dealer Manager”), at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the related Letter of Transmittal, the related Notice of Guaranteed Delivery and any other materials related to the Offer may be obtained at the Offeror’s expense from the Information Agent or from brokers, dealers, commercial banks, trust companies or other nominees that hold Shares.

A summary term sheet describing the principal terms of the Offer appears on pages 1 through 5 of this Offer to Purchase, but stockholders of the Company should read this entire Offer to Purchase and related Letter of Transmittal carefully before deciding whether to tender Shares in the Offer.

The Information Agent for the Offer is:

The Dealer Manager for the Offer is:

UBS SECURITIES, LLC

March 16, 2007

i

SUMMARY TERM SHEET

This summary term sheet highlights important and material information contained in this Offer to Purchase but is intended to be an overview only. To fully understand the tender offer described in this Offer to Purchase, and for a more complete description of the terms of this tender offer, you should read carefully this entire Offer to Purchase, the documents incorporated by reference or otherwise referred to in this Offer to Purchase and the Letter of Transmittal provided with this Offer to Purchase. Section references are included to direct you to a more complete description of the topics discussed in this summary term sheet.

The Offer; Parties to the Offer

DRS Acquisition Corp. (the “Offeror”) is offering (the “Offer”) to purchase all of the outstanding shares (the “Shares”) of common stock, par value $0.01 per share, of Sunterra Corporation (the “Company”) for $16.00 per Share (or any higher price per Share that is paid in the Offer), (the “Offer Price”) net to the seller in cash without interest thereon, less any required withholding taxes.

The Company is a Maryland corporation, and DR Resort Holdings, LLC (the “Parent”) and Diamond Resorts Group, LLC (the “Affiliate”) are Nevada limited liability companies. The Offeror is a Maryland corporation and a wholly-owned subsidiary of the Parent. The Affiliate formed the Parent and the Offeror primarily for the purpose of acquiring the Company.

See Section 9 entitled “Certain Information Concerning the Offeror, the Parent, and the Affiliate” of this Offer to Purchase.

The Merger Agreement

The Offeror is making the Offer pursuant to the terms and subject to the conditions of an Agreement and Plan of Merger, dated as of March 9, 2007 (as it may be amended from time to time, the “Merger Agreement”), by and among the Affiliate, the Company and the Offer.

See Section 13 entitled “The Transaction Documents” of this Offer to Purchase.

Conditions to the Offer

The Offeror (i) will not be required to accept for payment or, subject to any applicable rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) (including Rule 14e-1(c) under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), relating to the obligation of the Offeror to pay for or return any Shares that are tendered in the Offer promptly after termination or withdrawal of the Offer), pay for any Shares that are tendered in the Offer, and (ii) may delay the acceptance for payment of any Shares that are tendered in the Offer and amend or terminate the Offer, in the event that, at or prior to the scheduled expiration of the Offer (as it may be extended from time to time), any of the following conditions has not been satisfied :

•	a number of Shares that, together with (i) any Shares then owned by the Parent, the Offeror, or the Affiliate or any other affiliates of the Parent, and (ii) newly-issued Shares the

Offeror would be required to purchase from the Company as described below under “—Top-Up Shares,” represents at least such number of Shares required to effect a short-form merger pursuant to Section 3-106 of Maryland General Corporation Law (the “MGCL”) have been validly tendered in accordance with the terms of the Offer and not properly withdrawn (the “Minimum Condition”);

•

there has not been any injunction, judgment, ruling, order or decree instituted, issued or entered, or any law enacted, issued, promulgated or enforced, by any governmental authority which restrains, enjoins or prohibits consummation of the Offer or the Merger or makes the consummation of the Offer or the Merger illegal (the “Legal Condition”); and

•	none of the following events has occurred:

•

the representations and warranties of the Company set forth in the Merger Agreement are not true and correct, at and as of the expiration of the Offer as if made on such date (other than those representations and warranties that address matters only as of a particular date which are true and correct as of such date), except (x) for changes permitted by the Merger Agreement or (y) where failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a “Material Adverse Effect” (as described below);

•

the Company has breached or failed in any material respect to perform or comply with any obligation, agreement or covenant required by the Merger Agreement to be performed or complied with by the Company prior to the expiration of the Offer, and such breach or failure has not been cured;

•

there has been and is continuing (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States for a period of at least five business days or (ii) any decline in any of the Dow Jones Industrial Average, the Standard & Poor’s Index of 500 Industrial Companies, the New York Stock Exchange Composite Index or the Nasdaq Composite Index in excess of 25% measured from the close of business on the trading day next preceding the date of the Merger Agreement; or

•	the Merger Agreement has been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of the Parent and the Offeror and, subject to the terms and conditions of the Merger Agreement and to the extent permitted by law, may be waived by the Parent or the Offeror in whole or in part at any time and from time to time prior to the expiration date of the Offer in the sole discretion of the Parent or the Offeror; provided, however, that the Minimum Condition and the Legal Condition, to the extent permitted by law, can be waived only with the prior written consent of the Company.

See Section 1 entitled “Terms of the Offer; Conditions to the Offer” of this Offer to Purchase.

Material Adverse Effect

For purposes of the preceding conditions and for the purposes of the Merger Agreement, a “Material Adverse Effect” means, with respect to the Company, the Parent, or the Offeror, any change, event or occurrence which has a material adverse effect on the results of operations or financial condition of such party and its subsidiaries taken as a whole, other than changes, events, occurrences or effects (i) generally affecting (A) the vacation ownership industry in the United States generally, or (B) the economy, or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates, or (ii) arising out of, resulting from or attributable to (A) changes in law or in generally accepted accounting principles or in accounting standards, or changes in general legal, regulatory or political conditions, (B) the negotiation, execution, announcement or performance of the Merger Agreement or the consummation of the Merger or the Offer, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners or employees, (C) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, (D) earthquakes, hurricanes, tornados or other natural disasters, or (E) in the case of a Material Adverse Effect with respect to the Company, (1) any action taken by the Company or its subsidiaries as contemplated or permitted by the Merger Agreement or with Parent’s consent, or any failure by the Company to take any action as a result of the restrictions in the Merger Agreement with respect to the operations of the Company after the date of the Merger and prior to the Merger or (2) any change, event or occurrence which has a material adverse effect on any of the business conducted in Europe by the European subsidiaries of the Company.

See Section 13 entitled “The Transaction Documents” of this Offer to Purchase.

Expiration of the Offer	The Offer expires at 5:00 P.M., New York City time, on Wednesday, April 25, 2007, unless the Offer is extended.

See Section 1 entitled “Terms of the Offer; Conditions to the Offer” of this Offer to Purchase.

Extensions of the Offer

The Offeror may, at its sole discretion, or will, in the event that all conditions to the consummation of the Offer other than the satisfaction of the Minimum Condition have been met, at the request of the Company, extend the Offer (through one or more extensions) up to 70 calendar days (or such later date as agreed to by the parties) from the date of the commencement of the Offer for successive periods of the lesser of 5 business days (or a later date agreed to by the Parent and the Company) or such shorter period as the Company and Parent may agree is necessary for the conditions to the consummation of the Offer to be satisfied. In addition, the parties will extend the Offer for any period as may be required by any rule, regulation, interpretation or position of the SEC that is applicable to the Offer.

Notwithstanding the foregoing, the Offeror’s obligations to extend the Offer will not impair the parties’ rights to terminate the Merger Agreement pursuant to the terms thereof.

The Merger Agreement does not provide for a “subsequent offering period” within the meaning of Rule 14d-11 under the Securities and Exchange Act of 1934 following the expiration of the Offer.

See Section 1 entitled “Terms of the Offer; Conditions to the Offer” of this Offer to Purchase.

Ability to Withdraw Tendered Shares

Shares that are tendered in the Offer may be withdrawn at any time prior to 5:00 P.M., New York City time, on Wednesday, April 25, 2007, or such later date, if any, to which the expiration of the Offer has been extended.

See Section 4 entitled “Withdrawal Rights” of this Offer to Purchase.

Certain Effects of the Offer

Election of Directors	Upon consummation of the Offer, the Company has agreed to take such actions necessary to effectuate the election to the Company Board of Directors of three directors nominated by the Parent.

Top-Up Shares

In the event that the aggregate number of Shares validly tendered and not properly withdrawn as of the expiration of the Offer, when taken together with all the Shares then owned by the Offeror, the Parent, the Affiliate and the other affiliates of the Parent (collectively, the “Base Shares”), equal or exceed at least 80% (or such lower percentage determined by the Company) of the Shares issued and outstanding immediately prior to the consummation of the Offer, the Offeror will purchase (the “Top-Up Purchase”), at a price per share equal to the Offer Price, up to that number of newly-issued Shares (the “Top-Up Shares”) equal to the lowest number of Shares that, when added to the Base Shares, constitutes a sufficient number of Shares necessary to effect a short-form merger under Section 3-106 of the MGCL. The purchase price for the Top-Up Shares will be payable in cash, cashier’s check, a promissory note by the Offeror to the Company, or any combination thereof, at the Offeror’s election. The foregoing notwithstanding, in no event will the Top-Up Purchase be with respect to a number of Shares in excess of the Company’s then authorized but unissued Shares. Since the only issued and outstanding voting securities of the Company are the issued and outstanding Shares, the purpose of the Top-Up Purchase would be to enable the Offeror and the Company to consummate the Merger using the “short form” merger procedures available under Section 3-106 of the MGCL.

The Merger

If the Offer is consummated, the Parent will cause the Offeror and the Company to consummate the Merger using the “short form” merger procedures available under Section 3-106 of the MGCL. Neither stockholder approval nor any additional approval of the Company Board of Directors would be required to consummate the Merger using the “short form” merger procedures provided under Section 3-106 of the MGCL. Accordingly, the Parent, the Offeror and the Company will consummate the Merger promptly following the consummation of the Offer.

See Section 12 entitled “Purpose of the Offer; The Merger; Plans for the Company” of this Offer to Purchase.

Deregistration

The Offeror intends to and will cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the consummation of the Merger as the requirements for such delisting and termination are met.

See Section 7 entitled “Effect of Offer and the Merger on Listing, Market for Shares and SEC Registration” of this Offer to Purchase.

Appraisal Rights

No appraisal rights will be available in connection with the Offer. If the Merger is consummated, however, appraisal rights will be available in connection with the Merger under the MGCL for those Company stockholders who do not tender Shares in the Offer and follow the correct procedure for perfecting appraisal rights.

See Section 16 entitled “Appraisal Rights” of this Offer to Purchase.

Position of the Company Board of Directors	The Board of Directors of the Company unanimously:

•	approved the Offer, the Merger and the Merger Agreement; and

•

determined that the Merger Agreement and the transactions contemplated thereby (including the Offer and the Merger) are advisable and fair to, and in the best interests of the Company and the Company’s stockholders.

Accordingly, the Board of Directors of the Company unanimously recommends that Company stockholders accept the Offer and tender their Shares in the Offer.

See the “Introduction” to this Offer to Purchase.

See Section 1 entitled “Terms of the Offer; The Conditions to the Offer” and Section 13 entitled “The Transaction Documents” of this Offer to Purchase for a more complete description of the Offer and the Merger.

QUESTIONS AND ANSWERS

DRS Acqusition Corp., a Maryland corporation and wholly-owned subsidiary of DR Resort Holdings, LLC, a Nevada limited liability company, and an affiliate of Diamond Resorts, LLC, a Nevada limited company, is offering to purchase all of the outstanding shares of common stock, par value $0.01 per share, of Sunterra Corporation, a Maryland corporation, for $16.00 per Share (or any higher price per Share that is paid in the tender offer), net to the seller in cash without interest thereon, less any required withholding taxes, pursuant to the terms of an Agreement and Plan of Merger, dated as of March 9, 2007 (as it may be amended from time to time, the “Merger Agreement”), by and among Diamond Resorts, LLC, DRS Acqusition Corp., and Sunterra Corporation. The following are some of the questions you may have as a stockholder of Sunterra Corporation in connection with the proposed Offer and the answers to those questions. You are urged to read carefully the remainder of this Offer to Purchase and the enclosed Letter of Transmittal because the information provided below is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

Who is offering to buy my shares?

DRS Acqusition Corp. is offering to buy your shares. DRS Acqusition Corp. is a Maryland corporation and wholly-owned subsidiary of DR Resort Holdings, LLC. and an affiliate of Diamond Resorts, LLC, each of which is a Nevada limited liability company. Diamond Resorts, LLC formed DR Acqusition Corp. and DR Resort Holdings, LLC for the primary purpose of acquiring Sunterra Corporation, and, accordingly, neither DRS Acqusition Corp. nor DR Resort Holdings, LLC has carried on any activities other than in connection with the acquisition of the Company.

Unless the context indicates otherwise, in this Offer to Purchase we use the terms “us,” “we” and “our” to refer to DRS Acquisition Corp. and, where appropriate, DR Resort Holdings, LLC and Diamond Resorts, LLC. We use the term the “Offeror” to refer to DRS Acqusition Corp. alone, the “Parent” to refer to DR Resort Holdings, LLC alone, “Affiliate” to refer to Diamond Resorts, LLC alone, and the “Company” to refer to Sunterra Corporation.

See the “Introduction” and Section 9 entitled “Certain Information Concerning the Offeror, the Parent, and the Affiliate” of this Offer to Purchase.

How many shares are you offering to buy?

The Offeror is offering to purchase all of the outstanding shares of common stock, par value $0.01 per share, of the Company on the terms and subject to the conditions set forth in this Offer to Purchase. Unless the context otherwise requires, in this Offer to Purchase we use the term “Offer” to refer to this offer and the term “Shares” to refer to shares of Company common stock that are the subject of the Offer.

See the “Introduction” and Section 1 entitled “Terms of the Offer; The Conditions to the Offer” of this Offer to Purchase.

How much are you offering to pay for my Shares?

The Offeror is offering to pay you $16.00 per Share (or any higher price per Share that is paid in the Offer), net to you in cash without interest thereon, less any required withholding taxes.

Will I have to pay any fees or commissions if I tender my Shares?

If you hold your Shares directly as the registered owner and you tender your Shares in the Offer, you will not have to pay brokerage fees or similar expenses.

If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and the holder of your Shares tenders them on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee for doing so. You should consult the broker, dealer, commercial bank, trust company or other nominee that holds your Shares to determine whether any charges will apply. See the “Introduction” to this Offer to Purchase.

Do you have the financial resources to pay for the shares?

Yes. We estimate that we will need approximately $356.8 million to purchase all of the Shares pursuant to the Offer and to pay all related fees and expenses. The Offeror expects this amount to be provided through a combination of the proceeds of (i) an equity investment in the Parent, the cash proceeds of which will be contributed to the Offeror, as described in further detail in Section 10 “Source and Amount of Funds”; and (ii) credit facilities, as described in further detail below in Section 10 “Source and Amount of Funds.” The Parent has received a written commitment letter for each of the equity investment and the credit facilities. The Offer is not conditioned upon the Offeror obtaining financing. See Section 10 entitled “Source and Amount of Funds” of this Offer to Purchase.

Is your financial condition relevant to my decision to tender my Shares?

No. We do not believe our financial condition is relevant to your decision to tender your Shares in the Offer because:

•	the Offer is being made for all outstanding Shares solely for cash;

•	the Offer is not conditioned upon the Offeror obtaining financing; and

•	if we consummate the Offer, we will acquire all remaining Shares for the same cash price in the subsequent Merger.

Does the Company Board of Directors recommend that I tender my Shares?

The Board of Directors of the Company unanimously:

•	approved the Offer, the Merger and the Merger Agreement; and

•

determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable and fair to, and in the best interests of the Company and the Company’s stockholders.

Accordingly, the Board of Directors of the Company unanimously recommends that you accept the Offer and tender your Shares in the Offer.

See the “Introduction” to this Offer to Purchase.

Is there a deadline for tendering my Shares?

You will have until 5:00 P.M., New York City time, on Wednesday, April 25, 2007, to tender your Shares in the Offer, unless we extend the Offer.

If you cannot deliver everything that is required to validly tender your Shares by that time, you may be able to use a guaranteed delivery procedure to tender your Shares. The procedures for tendering your Shares by guaranteed delivery are described later in this Offer to Purchase.

See Section 1 entitled “Terms of the Offer; Conditions to the Offer” and Section 3 entitled “Procedure for Tendering Shares” of this Offer to Purchase.

Under what circumstances would you extend the Offer?

We may, at our sole discretion, or will, in the event that all conditions to the consummation of the Offer other than the satisfaction of the Minimum Condition (as described below) have been met, at the request of the Company, extend the Offer beyond Wednesday, April 25, 2007 up to until Friday, May 25, 2007 (or such later date agreed to by the Parent and the Company) for successive periods of the lesser of 5 business days (or a later date agreed to by the Parent and the Company) or such shorter period as the Company and Parent may agree is necessary for the condition to the consummation of the Offer to be satisfied. In addition, the Offer will be extended for any period as may be required by any rule, regulation, interpretation or position of the U.S. Securities and Exchange Commission (the “SEC”) that is applicable to the Offer.

However, notwithstanding the foregoing, our obligations to extend the Offer under certain circumstances will not impair our rights to terminate the Merger Agreement pursuant to its terms.

See Section 1 entitled “Terms of the Offer;” Conditions to the Offer of this Offer to Purchase for more details on our ability to extend the Offer.

How will I be notified if you extend the Offer?

If we extend the Offer, we will inform Mellon Investor Services, LLC, the depositary for the Offer, of that fact and will make a public announcement of the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire.

See Section 1 entitled “Terms of the Offer; Conditions to the Offer” of this Offer to Purchase.

What are the most significant conditions to the Offer?

The Offeror (i) will not be required to accept for payment or, subject to any applicable rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) (including Rule 14e-1(c) under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), relating to the obligation of the Offeror to pay for or return any Shares that are tendered in the Offer promptly after termination or withdrawal of the Offer), pay for any Shares that are tendered in the Offer, and (ii) may delay the acceptance for payment of any Shares that are tendered in the Offer and amend or terminate the Offer, in the event that at or prior to the scheduled expiration of the Offer (as it may be extended from time to time) any of the following conditions has not been satisfied :

•

a number of Shares that, together with (i) any Shares then owned by the Parent, the Offeror, or the Affiliate or any other affiliates of the Parent, and (ii) newly-issued Shares the Offeror would be required to purchase from the Company to “top up” (as described below) the Shares purchased in the Offer, represents at least such number of Shares required to effect a short-form merger pursuant to Section 3-106 of Maryland General Corporation Law (the “MGCL”) have been validly tendered in accordance with the terms of the Offer and not properly withdrawn (the “Minimum Condition”);

•

there has not been any injunction, judgment, ruling, order or decree instituted, issued or entered, or any law enacted, issued, promulgated or enforced, by any governmental authority which restrains, enjoins or prohibits consummation of the Offer or the Merger or makes the consummation of the Offer or the Merger illegal (the “Legal Condition”); and

•	none of the following events has occurred:

•

the representations and warranties of the Company set forth in the Merger Agreement are not true and correct, at and as of the expiration of the Offer as if made on such date (other than those representations and warranties that address matters only as of a particular date which are true and correct as of such date), except (x) for changes permitted by the Merger Agreement or (y) where failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a “Material Adverse Effect” (as described below);

•

the Company has breached or failed in any material respect to perform or comply with any obligation, agreement or covenant required by the Merger Agreement to be performed or complied with by the Company prior to the expiration of the Offer, and such breach or failure has not been cured;

•

there has been and is continuing (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States for a period of at least five business days or (ii) any decline in any of the Dow Jones Industrial Average, the Standard & Poor’s Index of 500 Industrial Companies, the New York Stock Exchange Composite Index or the Nasdaq Composite Index in excess of 25% measured from the close of business on the trading day next preceding the date of the Merger Agreement; or

•	the Merger Agreement has been terminated in accordance with its terms.

In connection with the satisfaction of the Minimum Condition, in the event that the aggregate number of Shares validly tendered and not properly withdrawn as of the expiration of the Offer, when taken together with all the Shares then owned by the Offeror, the Parent, the Affiliate and the other affiliates of the Parent (collectively, the “Base Shares”), equal or exceed at least 80% (or such lower percentage determined by the Company) of the Shares issued and outstanding immediately prior to the consummation of the Offer, the Offeror will purchase (the “Top-Up Purchase”), at a price per share equal to the Offer Price, up to that number of newly-issued Shares (the “Top-Up Shares”) equal to the lowest number of Shares that, when added to the Base Shares, constitutes a sufficient number of Shares necessary to effect a short-form merger under Section 3-106 of the MGCL. The purchase price for the Top-Up Shares will be payable in cash, cashier’s check, a promissory note by the Offeror to the Company, or any combination thereof, at the Offeror’s election. The foregoing notwithstanding, in no event will the Top-Up Purchase be with respect to a number of Shares in excess of the Company’s then authorized but unissued Shares. Since the only issued and outstanding voting securities of the Company are the issued and outstanding Shares, the purpose of the Top-Up Purchase would be to enable the Offeror and the Company to consummate the Merger using the “short form” merger procedures available under Section 3-106 of the MGCL.

For purposes of the preceding conditions and for the purposes of the Merger Agreement, a “Material Adverse Effect” means, with respect to the Company, the Parent, or the Offeror, any change, event or occurrence which has a material adverse effect on the results of operations or financial condition of such party and its subsidiaries taken as a whole, other than changes, events, occurrences or effects (i) generally affecting (A) the vacation ownership industry in the United States generally, or (B) the economy, or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates, or (ii) arising out of, resulting from or attributable to (A) changes in law or in generally accepted accounting principles or in accounting standards, or changes in general legal, regulatory or political conditions, (B) the negotiation, execution, announcement or performance of the Merger Agreement or the consummation of the Merger or the Offer, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners or employees, (C) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, (D) earthquakes, hurricanes, tornados or other natural disasters, or (E) in the case of a Material Adverse Effect with respect to the Company, (1) any action taken by the Company or its subsidiaries as contemplated or permitted by the Merger Agreement or with Parent’s consent, or any failure by the Company to take any action as a result of the restrictions in the Merger Agreement with respect to the operations of the Company after the date of the Merger and prior to the Merger or (2) any change, event or occurrence which has a material adverse effect on any of the business conducted in Europe by the European subsidiaries of the Company.

The foregoing conditions are for the sole benefit of the Parent and the Offeror and, subject to the terms and conditions of the Merger Agreement and to the extent permitted by law, may be waived by the Parent or the Offeror, in whole or in part at any time and from time to time prior to the expiration date of the Offer in the sole discretion of the Parent or the Offeror, provided that the Minimum Condition and the Legal Condition, to the extent permitted by law, can be waived only with the prior written consent of the Company.

See Section 1 entitled “Terms of the Offer; Conditions to the Offer” of this Offer to Purchase.

How do I tender my Shares?

If you hold your Shares directly as the registered owner, you can tender your Shares in the Offer by delivering the certificates representing your Shares, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, to Mellon Investor Services, LLC, the depositary for the Offer, not later than the date and time the Offer expires. The Letter of Transmittal is enclosed with this Offer to Purchase.

If you hold your Shares in street name through a broker, dealer, commercial bank, trust company or other nominee, the broker, dealer, commercial bank, trust company or other nominee that holds your Shares can tender your Shares on your behalf, and may be able to tender your Shares through The Depository Trust Company. You should contact the broker, dealer, commercial bank, trust company or other nominee that holds your Shares for more details.

If you are unable to deliver any documents or instruments that are required to tender your Shares to the depositary for the Offer by the expiration of the Offer, you may gain some extra time by having a broker, a bank or another fiduciary that is an eligible institution guarantee that the missing items will be received by the depositary for the Offer using the enclosed Notice of Guaranteed Delivery. To validly tender Shares in this manner, however, the depositary for the Offer must receive the missing items within the time period specified in the notice.

See Section 3 entitled “Procedure for Tendering Shares” of this Offer to Purchase.

May I withdraw previously tendered Shares?

You may withdraw any previously tendered Shares at any time prior to 5:00 P.M., New York City time, on Wednesday, April 25, 2007 or such later date as the Offer may be extended.

See Section 4 entitled “Withdrawal Rights” of this Offer to Purchase.

How do I withdraw previously tendered Shares?

To withdraw Shares that you previously tendered in the Offer, you must deliver a written notice of withdrawal, or a manually signed facsimile of one, with the required information to the depositary for the Offer, Mellon Investor Services, LLC, while you still have the right to withdraw the Shares.

If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee that tendered your Shares to arrange for the withdrawal of your Shares.

See Section 4 entitled “Withdrawal Rights” of this Offer to Purchase.

If I decide not to tender my Shares, what will happen to my Shares?

If the Offer is consummated and certain other conditions are satisfied, the Offeror will merge with and into the Company and all then outstanding Shares will be cancelled and converted into the right to receive $16.00 per Share (or any higher price per Share that is paid in the Offer), net to the seller in cash without interest thereon, less any required withholding taxes. We use the term “Merger” in this Offer to Purchase to refer to the merger that will follow the Offer.

If the Merger is consummated, Company stockholders who do not tender their Shares in the Offer will receive the same amount of cash per Share that they would have received had they tendered their Shares in the Offer. Therefore, if the Offer and the Merger are consummated, the only differences to you between tendering your Shares and not tendering your shares in the Offer are that you will be paid earlier if you tender your Shares in the Offer and appraisal rights will not be available to you if you tender Shares in the Offer but are available to you in the Merger if you follow the correct procedures for perfecting your appraisal rights. See Section 16 entitled “Appraisal Rights” of this Offer to Purchase. However, if we do not get sufficient number of validly tendered and not properly withdrawn Shares in the Offer, the Offer will not be consummated, we will not purchase any Shares in the Offer, and the Merger will not be consummated.

See the “Introduction” and Section 7 entitled “Effect of Offer on Listing, Market for Shares and SEC Registration” of this Offer to Purchase.

If the Offer and the Merger are consummated, will the Company remain a public company?

No. Promptly following the consummation of the Offer, we will complete the Merger when the conditions to the Merger are satisfied. If the Merger is consummated, the Company no longer will be publicly owned. Following the consummation of the Merger, we will cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such delisting and termination are met, and the Company will cease making filings with the SEC or otherwise cease being required to comply with the rules relating to publicly held companies.

See Section 7 entitled “Effect of Offer on Listing, Market for Shares and SEC Registration” of this Offer to Purchase.

Will I have appraisal rights in connection with the Offer?

No appraisal rights will be available to you in connection with the Offer. If the Merger is consummated, however, appraisal rights will be available in connection with the Merger under the MGCL for those Company stockholders who do not tender Shares in the Offer and who follow the correct procedure for perfecting appraisal rights.

See Section 16 entitled “Appraisal Rights” of this Offer to Purchase.

What is the market value of my Shares as of a recent date?

On March 8, 2007, the last full day of trading before the public announcement of the Company, in response to a Wall Street Journal article reporting the pending acquisition of the Company at $16.00 per Share, confirming that the Company was in negotiations with the Affiliate, the last sale price of the Company common stock reported was $11.85. On March 9, 2007, the last full day of trading before the public announcement of the Merger Agreement, the last sale price of the Company common stock reported was $14.95 per share. On March 15, 2007, the last full day of trading before the commencement of the Offer, the closing price of the Company common stock reported was $15.54 per share. We encourage you to obtain a recent quotation for shares of the Company common stock in deciding whether to tender your shares.

See Section 6 entitled “Price Range of Shares; Dividends on the Shares” of this Offer to Purchase.

What will happen to my Company options and shares of restricted stock in the Offer and the Merger?

Prior to the expiration of the Offer, the Company Board of Directors will adopt appropriate resolutions and take all other actions necessary to provide for the automatic acceleration of vesting and the conversion, subject to the consummation of the Offer and effective as of the date of the Merger, of any options (other than certain options issued under the UK subplan to the Company’s 2002 Stock Incentive Plan (the “European Options”)) to purchase Shares, both vested and unvested, and which were outstanding on the date this Offer was initiated, subject to the right, in full settlement thereof, to receive a payment in cash by the Company (subject to any applicable withholding taxes) equal to the product of (a) the total number of Shares subject to such “in-the-money” options (i.e., has an exercise price per share that is less than $16.00 (or any higher price per Share that is paid in the Offer)) and (b) the excess, if any, of the offer price of $16.00 (or any higher price per Share that is paid in the Offer) over the exercise price per Share subject to such “in-the-money” options. The payment for such “in-the-money” options will be subject to the consummation of the Merger. Subject to the payment for “in-the-money” options described above, immediately prior to the effective time of the Merger, each such options to purchase Shares, other than the European Options, (whether vested or unvested) shall no longer be exercisable and shall be cancelled or terminated without payment therefor.

The vesting schedules for outstanding shares of the Company restricted stock will accelerate, subject to the completion of the Offer, and such shares of restricted stock may be tendered in the Offer. In the event the Offer is not consummated, the shares of restricted stock will revert to being subject to the original vesting schedule set forth in the corresponding restricted stock letter.

What are the material United States federal income tax consequences of tendering Shares?

The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes.

In general, a stockholder who sells shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder’s adjusted tax basis in the Shares sold pursuant to the Offer or exchanged for cash pursuant to the Merger. If the Shares sold or exchanged constitute capital assets in the hands of the stockholder, such gain or loss will be capital gain or loss. In general, capital gains recognized by a corporation will be subject to a maximum United States federal tax rate of thirty-five percent (35%), while capital gains recognized by an individual will be subject to a maximum United States federal income tax rate of fifteen percent (15%) if the Shares were held for more than one year, and if held for one year or less such capital gains will be subject to tax at ordinary income tax rates.

See Section 5 entitled “Material Federal Income Tax Consequences” of this Offer to Purchase.

We recommend that you consult your own tax advisors as to the particular tax consequences to you of the Offer and the Merger, including the effect of United States, federal, state and local tax laws or foreign tax laws.

Whom should I call if I have questions about the Offer?

You may call Georgeson, Inc., the information agent for the Offer, collect, if you are a bank or a brokerage firm, at (212) 440-9800 or toll free, for all others, at (800) 849-5324, or UBS Securities, LLC, the dealer manager for the Offer, at (888) 655-0213. See the back cover of this Offer to Purchase for further information on how to obtain answers to your questions.

To the Holders of Common Stock of Sunterra Corporation:

INTRODUCTION

DRS Acquisition Corp., a Maryland corporation (the “Offeror”) and wholly-owned subsidiary of DR Resort Holdings, LLC (the “Parent”) and an affiliate of Diamond Resorts, LLC (the “Affiliate”), each a Nevada limited liability company, hereby offers to purchase all of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Sunterra Corporation, a Maryland corporation (the “Company”), at a purchase price of $16.00 per Share (or any higher price per Share that is paid in the Offer (as defined below)) (the “Offer Price”), net to the seller in cash without interest thereon, less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the “Offer”).

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of March 9, 2007 (as it may be amended from time to time, the “Merger Agreement”), by and among the Affiliate, the Offeror and the Company. The Offeror and the Parent are entities newly formed by the Affiliate in connection with the acquisition of the Company. The Merger Agreement provides, among other things, for the making of the Offer by the Offeror and further provides that, upon the terms and subject to certain conditions of the Merger Agreement, the Offeror will be merged through a “short-form” merger that, under Section 3-106 of the Maryland General Corporation Law (the “MGCL”), does not require the approval of the stockholders of the Company, with and into the Company (the “Merger”), and the Company will continue as the surviving corporation (the “Surviving Corporation”) and a wholly-owned subsidiary of the Parent. The Merger is subject to a number of conditions, including the consummation of the Offer. See Section 12 entitled “Purpose of the Offer; The Merger; Plans for the Company” of this Offer to Purchase. In the Merger, each outstanding Share (other than Shares held in the treasury of the Company or owned by the Parent, the Offeror, or the Affiliate or other affiliates of the Parent, which shall automatically be cancelled and retired) shall automatically be cancelled and extinguished and, other than Shares with respect to which appraisal rights are properly perfected, will be converted into and become a right to receive $16.00 per Share (or any higher price per Share that is paid in the Offer), net to the seller in cash without interest thereon, less any required withholding taxes. The Merger Agreement is more fully described in Section 13 entitled “The Transaction Documents” of this Offer to Purchase, which also contains a discussion of the treatment of stock options.

Tendering stockholders who are record holders of their Shares and tender directly to Mellon Investor Services, LLC (the “Depositary”) will not be obligated to pay brokerage fees or commissions or, unless a tax is imposed for any reason other than the transfer of the Shares pursuant to the Offer, transfer taxes on the purchase of Shares by the Offeror pursuant to the Offer. Stockholders who hold their Shares through a broker or bank should consult such institution as to whether it charges any service fees. The Offeror will pay all charges and expenses of the Depositary, Georgeson, Inc. (the “Information Agent”) and UBS Securities, LLC (the “Dealer Manager”) for their respective services in connection with the Offer and the Merger.

The Board of Directors of the Company unanimously approved the Offer, the Merger and the Merger Agreement, and determined that the Merger Agreement and the transactions contemplated thereby (including the Offer and the Merger taken together) are advisable, fair to, and in the best interests of the Company and the Company’s stockholders. The Board of Directors of the Company unanimously recommends that Company stockholders accept the Offer and tender their Shares in the Offer.

The Company has advised the Parent that Merrill Lynch, Pierce, Fenner & Smith Incorporated and Duff & Phelps, LLC, the Company’s financial advisors (collectively, the “Financial Advisors”), rendered their respective opinions to the Company Board of Directors that, as of March 9, 2007, and based upon and subject to factors and assumptions set forth therein, the $16.00 per Share in cash to be received by the holders of Shares (other than the Company, the Parent, the Offeror and their respective affiliates) in the Offer and the Merger pursuant to the Merger Agreement was fair from a financial point of view to such holders. The full text of the written opinions of the Financial Advisors, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinions, will be attached as an exhibit to the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the “Schedule 14D-9”) to be filed with the Securities and Exchange Commission (the “SEC”) and which will be mailed to the Company’s stockholders with this Offer to Purchase. The Financial Advisors provided their respective opinions for the information and assistance of the Company Board of Directors in connection with its consideration of the transactions contemplated by the Merger Agreement. The respective opinions from each of the Financial Advisors is not a recommendation as to whether or not any holder of Shares should tender such Shares in connection with the Offer.

The Offer is subject to, among other things, the condition that, prior to the then scheduled expiration date of the Offer (as it may be extended from time to time), there be validly tendered in accordance with the terms of the Offer and not properly withdrawn a number of Shares that, together with (i) any Shares then owned by the Parent, the Offeror, or the Affiliate or any other affiliates of the Parent, and (ii) newly-issued Shares the Offeror may be obligated to purchase, at a price per Share equal to the Offer Price, from the Company to “top up” the Shares purchased in the Offer, represents at least such number of Shares required to effect a short-form merger pursuant to Section 3-106 of the MGCL (the “Minimum Shares”). If at least 80% (or such lower percentage determined by the Company) of the Shares issued and outstanding immediately prior to the consummation of the Offer but less than the Minimum Share have been validly tendered and not properly withdrawn in the Offer, the Offeror will, assuming all other conditions are either satisfied or waived, be obligated to purchase, at a price per Share equal to the Offer Price, such number of newly-issued Shares from the Company necessary to “top up” the number of Shares purchased in the Offer to enable the Offeror to acquire the Minimum Shares. The Offer also is subject to certain other conditions described in this Offer to Purchase. See Section 1 entitled “Terms of the Offer; Conditions to the Offer” of this Offer to Purchase for a description of all of the conditions to the Offer.

The Company has, as of February 28, 2007, 20,142,797 Shares issued and outstanding, 296,600 Shares and 1,790,148 Shares reserved for issuance upon the exercise of outstanding options and warrants (including 600,000 Shares reserved for issuance upon exercies of warrants with purchase price greater than the Offer Price), respectively, and 5,937,757 Shares reserved for issuance upon conversion of the Company’s 3 3/4% Senior Subordinated Convertible Notes due 2024. The Parent, the Offeror, and the Affiliate beneficially owned 336,300 Shares as of February 28, 2007. Based on the foregoing, the Offeror believes that approximately 17,792,218 Shares must be validly tendered and not properly withdrawn prior to the expiration of the Offer in order for the Offeror to acquire the Minimum Shares, assuming that the purchase of “top up” Shares described above is not required. The Company’s directors and executive officers, owning approximately 684,801 Shares as of March 2, 2007, have indicated their intention to tender their Shares into the Offer. See Section 1 entitled “Terms of the Offer, Conditions to the Offer” of this Offer to Purchase.

This Offer to Purchase and the related Letter of Transmittal contain important information that should be read before any decision is made with respect to the Offer.

THE TENDER OFFER

1.    Terms of the Offer; Conditions to the Offer.

Upon the terms and subject to the conditions set forth in the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Offeror will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore properly withdrawn in accordance with Section 4 entitled “Withdrawal Rights” of this Offer to Purchase. The term “Expiration Date” means 5:00 P.M., New York City time, on Wednesday, April 25, 2007 (the “Scheduled Expiration Date”), unless the Offeror shall have extended the period of time for which the Offer is open, in which event the term “Expiration Date” shall mean the latest time and date at which the Offer, as so extended by Offeror, shall expire.

Subject to the applicable rules and regulations of the SEC, the Offeror expressly reserves the right, in its sole discretion, to delay the acceptance for payment of any Shares that are tendered in the Offer and amend or terminate the Offer, in the event that at or prior to the scheduled expiration of the Offer (as it may be extended from time to time) any of the following conditions has not been satisfied:

•

a number of Shares that, together with (i) any Shares then owned by the Parent, the Offeror, or the Affiliate or any other affiliates of the Parent, and (ii) newly-issued Shares the Offeror would be required to purchase, at a price per share equal to the per share offer price in this Offer, from the Company to “top up” (as described below) the Shares purchased in the Offer, represents at least such number of Shares required to effect a short-form merger pursuant to Section 3-106 of the MGCL have been validly tendered in accordance with the terms of the Offer and not properly withdrawn (the “Minimum Condition”);

•

there has not been any injunction, judgment, ruling, order or decree instituted, issued or entered, or any law enacted, issued, promulgated or enforced, by any governmental authority which restrains, enjoins or prohibits consummation of the Offer or the Merger or makes the consummation of the Offer or the Merger illegal (the “Legal Condition”); and

•	none of the following events has occurred:

•

the representations and warranties of the Company set forth in the Merger Agreement are not true and correct, at and as of the expiration of the Offer as if made on such date (other than those representations and warranties that address matters only as of a particular date which are true and correct as of such date), except (x) for changes permitted by the Merger Agreement or (y) where failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a “Material Adverse Effect” (as described below);

•

the Company has breached or failed in any material respect to perform or comply with any obligation, agreement or covenant required by the Merger Agreement to be performed or complied with by the Company prior to the expiration of the Offer, and such breach or failure has not been cured;

•

there has been and is continuing (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States for a period of at least five business days or (ii) any decline in any of the Dow Jones Industrial Average, the Standard & Poor’s Index of 500 Industrial Companies, the New York Stock Exchange Composite Index or the Nasdaq Composite Index in excess of 25% measured from the close of business on the trading day next preceding the date of the Merger Agreement; or

•	the Merger Agreement has been terminated in accordance with its terms.

In connection with the satisfaction of the Minimum Condition, in the event that the aggregate number of Shares validly tendered and not properly withdrawn as of the expiration of the Offer, when taken together with all the Shares then owned by the Offeror, the Parent, the Affiliate and the other affiliates of the Parent (collectively, the “Base Shares”), equal or exceed at least 80% (or such lower percentage determined by the Company) of the Shares issued and outstanding immediately prior to the consummation of the Offer, the Offeror will purchase (the

“Top-Up Purchase”), at a price per share equal to the Offer Price, up to that number of newly-issued Shares (the “Top-Up Shares”) equal to the lowest number of Shares that, when added to the Base Shares, constitutes a sufficient number of Shares necessary to effect a short-form merger under Section 3-106 of the MGCL. The purchase price for the Top-Up Shares will be payable in cash, cashier’s check, a promissory note by the Offeror to the Company, or any combination thereof, at the Offeror’s election. The foregoing notwithstanding, in no event will the Top-Up Purchase be with respect to a number of Shares in excess of the Company’s then authorized but unissued Shares. Since the only issued and outstanding voting securities of the Company are the issued and outstanding Shares, the purpose of the Top-Up Purchase would be to enable the Offeror and the Company to consummate the Merger using the “short form” merger procedures available under Section 3-106 of the MGCL.

For purposes of the preceding conditions and for the purposes of the Merger Agreement, a “Material Adverse Effect” means, with respect to the Company, the Parent, or the Offeror, any change, event or occurrence which has a material adverse effect on the results of operations or financial condition of such party and its subsidiaries taken as a whole, other than changes, events, occurrences or effects (i) generally affecting (A) the vacation ownership industry in the United States generally, or (B) the economy, or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates, or (ii) arising out of, resulting from or attributable to (A) changes in law or in generally accepted accounting principles or in accounting standards, or changes in general legal, regulatory or political conditions, (B) the negotiation, execution, announcement or performance of the Merger Agreement or the consummation of the Merger or the Offer, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners or employees, (C) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, (D) earthquakes, hurricanes, tornados or other natural disasters, or (E) in the case of a Material Adverse Effect with respect to the Company, (1) any action taken by the Company or its subsidiaries as contemplated or permitted by the Merger Agreement or with Parent’s consent, or any failure by the Company to take any action as a result of the restrictions in the Merger Agreement with respect to the operations of the Company after the date of the Merger and prior to the Merger or (2) any change, event or occurrence which has a material adverse effect on any of the business conducted in Europe by the European subsidiaries of the Company.

The Offeror may, at its sole discretion, or will, in the event that all conditions to the consummation of the Offer other than the satisfaction of the Minimum Condition have been met, at the request of the Company, extend the Offer (through one or more extensions) up to 70 calendar days (or such later date as agreed to by the parties) from the date of the commencement of the Offer for successive periods of the lesser of 5 business days (or a later date agreed to by the Parent and the Company) or such shorter period as the Company and Parent may agree is necessary for the condition to the consummation of the Offer to be satisfied. In addition, the parties will extend the Offer for any period as may be required by any rule, regulation, interpretation or position of the SEC that is applicable to the Offer. Notwithstanding the foregoing, the Offeror’s obligations to extend the Offer will not impair the parties’ rights to terminate the Merger Agreement pursuant to the terms thereof.

The Offeror has also agreed in the Merger Agreement that, without the prior written consent of the Company, the Offeror will not (i) decrease the Offer Price or change the form of consideration payable in the Offer (other than by adding consideration), (ii) seek to purchase less than all outstanding Shares, (iii) impose material conditions to the Offer in addition to those set forth in Annex I of the Merger Agreement or otherwise modify or amend any of the conditions to the Offer set forth in such Annex I that are in a manner adverse to the holders of Shares, or (iv) waive the Minimum Condition and the Legal Condition set forth in Annex II of the Merger Agreement and described below.

The Offer is conditioned upon satisfaction of the Minimum Condition and the Legal Condition, neither of which may be waived by the Offeror or the Parent without the prior written consent of the Company. The Offer also is subject to other terms and conditions described above. The Offeror believes that approximately 17,792,218 Shares must be validly tendered and not properly withdrawn prior to the expiration of the Offer in order for Minimum Condition to be satisfied, assuming that the Top-Up Purchase is not required.

Subject to the applicable rules and regulations of the SEC, the Offeror expressly reserves the right to waive any condition to the Offer (other than the Minimum Condition and the Legal Condition), increase the Offer Price or amend the Offer in any respect other than to (i) decrease or change the form of the Offer Price, (ii) seek to purchase less than all of the outstanding Shares, or (iii) impose additional material conditions to the Offer. Any extension of the period during which the Offer is open, or delay in acceptance for payment or payment, termination or amendment of the Offer, will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Without limiting the obligation of the Offeror under such rule or the manner in which the Offeror may choose to make any public announcement, the Offeror currently intends to make announcements by issuing a press release and making any appropriate filing with the SEC.

If the Offeror makes a material change in the terms of the Offer or the information concerning the Offer or if it waives a material condition of the Offer, the Offeror will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(c), 14d-6(c) and 14(e)-1 under the Exchange Act (which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) or otherwise. The minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. In the SEC’s view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and with respect to a change in price or a change in percentage of securities sought, a minimum ten business day period is generally required to allow for adequate dissemination to stockholders and investor response. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

The Merger Agreement does not provide for a “subsequent offering period” within the meaning of Rule 14d-11 under the Exchange Act following the expiration of the Offer.

The Company has provided the Offeror with the Company’s list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the Letter of Transmittal and other relevant materials will be mailed to record holders of the Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the list of stockholders or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2.    Acceptance for Payment and Payment for Shares.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Offeror will purchase, by accepting for payment, and will pay for, all Shares validly tendered prior to the Expiration Date (and not withdrawn) promptly after the Expiration Date. Subject to compliance with Rule 14e-1(c) under the Exchange Act, the Offeror expressly reserves the right to delay payment for Shares in order to comply in whole or in part with any applicable law. See Section 1 entitled “Terms of the Offer; Conditions to the Offer” of this Offer to Purchase. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares or timely confirmation (a “Book-Entry Confirmation”) of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”), pursuant to the procedures set forth in Section 3 entitled “Procedure for Tendering Shares” of this Offer to Purchase, (ii) a properly completed and duly executed Letter of Transmittal with all required signature guarantees (unless, in the case of a book-entry transfer, an Agent’s Message (as defined below) is utilized), and (iii) any other documents required by the Letter of Transmittal.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Offeror may enforce such agreement against the participant.

For purposes of the Offer, the Offeror will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn, if and when the Offeror gives oral or written notice to the Depositary of the Offeror’s acceptance of such Shares for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Offeror and transmitting such payment to tendering stockholders. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or the Offeror is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to the Offeror’s rights under Section 1 entitled “Terms of the Offer; Conditions to the Offer” of this Offer to Purchase, the Depositary, nevertheless, on behalf of the Offeror, may retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 4 entitled “Withdrawal Rights” of this Offer to Purchase and as otherwise required by Rule 14e-l(c) under the Exchange Act. A tender of Shares shall constitute a waiver of any right to receive notice of the acceptance of the payment for the Shares. Under no circumstances will interest be paid on the purchase price for Shares by the Offeror by reason of any delay in making such payment.

If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer to DTC, such Shares will be credited to an account maintained within DTC), promptly after the expiration, termination or withdrawal of the Offer. Stockholders who deliver a Letter of Transmittal without a designation as to the number of Shares being tendered shall be deemed to have tendered all Shares represented by certificates accompanying the Letter of Transmittal.

If, prior to the Expiration Date, the Offeror increases the consideration offered to stockholders pursuant to the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased pursuant to the Offer.

3.    Procedure for Tendering Shares.

Valid Tenders. For Shares to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal, with any required signature guarantees and any other required documents, or an Agent’s Message in the case of a book-entry delivery, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date. In addition, either (i) certificates representing such Shares must be received by the Depositary or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth below, and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedure set forth below. No alternative, conditional or contingent tenders will be accepted and no fractional Shares will be purchased. Delivery of documents to DTC does not constitute delivery to the Depositary.

Book-Entry Transfer. The Depositary will make a request to establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s system may make book-entry delivery of Shares by causing DTC to transfer such Shares into the Depositary’s account at DTC in accordance with DTC’s procedures for transfer. Although delivery of Shares may be effected through book-entry at DTC, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees and any other required documents, or an Agent’s Message in the case of a book-entry delivery, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

Signature Guarantee. Signatures on the Letter of Transmittal need not be guaranteed by a member firm of a registered national securities exchange (registered under Section 6 of the Exchange Act), by a member firm of the National Association of Securities Dealers, Inc., by a commercial bank or trust company having an office or correspondent in the United States or by any other “Eligible Guarantor Institution,” as defined in Rule 17Ad-15 under the Exchange Act (collectively, “Eligible Institutions”), unless the Shares tendered thereby are tendered [(i) by a registered holder of Shares who has completed either the box entitled “Special Transfer Instructions” or (ii) as noted in the following sentence. If the certificates evidencing Shares are registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for unpurchased Shares are to be issued or returned, to a person other than the registered owner or owners, then the tendered certificates must be endorsed or accompanied by duly executed stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution.

Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder’s certificates for Shares are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares nevertheless may be tendered if such tender complies with all of the following guaranteed delivery procedures:

(i) the tender is made by or through an Eligible Institution;

(ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Offeror herewith, is received by the Depositary, as provided below, prior to the Expiration Date; and

(iii) the certificates representing all tendered Shares, in proper form for transfer, or a Book-Entry Confirmation with respect to all tendered Shares, together with a properly completed and duly executed Letter of Transmittal, with any required signature guarantees and any other documents required by the Letter of Transmittal, are received by the Depositary within three trading days after the date of such Notice of Guaranteed Delivery. If certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal must accompany each such delivery.

The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

The method of delivery of certificates representing Shares, the Letter of Transmittal and all other required documents, including delivery through DTC, is at the option and sole risk of the tendering stockholder and the delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for the Shares (or a Book-Entry Confirmation), and (ii) a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal (or, as applicable, an Agent’s Message).

The tender of Shares pursuant to any of the procedures described in this Section 3 will constitute an agreement between the Offeror and the stockholder tendering such shares on the terms described in this Offer to Purchase and the Letter of Transmittal.

Backup Federal Income Tax Withholding. To prevent federal income tax backup withholding with respect to payment of the purchase price of Shares purchased pursuant to the Offer, each stockholder must provide the Depositary with its correct taxpayer identification number and certify that it is not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal or by otherwise certifying such stockholder’s exemption from backup withholding. Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Stockholders who are not U.S. citizens or U.S. resident aliens should complete a Form W-8BEN, Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding. Stockholders should consult their tax advisors about the qualifications for exception from back up withholding and the procedure for obtaining such exceptions.

Determinations of Validity. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Offeror, in its sole discretion, and its determination will be final and binding on all parties, subject to the tendering stockholder’s right to bring any dispute with respect thereto before a court of competent jurisdiction. The Offeror reserves the absolute right to reject any or all tenders of any Shares that are determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of the Offeror, be unlawful. The Offeror also reserves the absolute right to waive any of the conditions of the Offer (other than as prohibited by the Merger Agreement, as described in Section 1 entitled “Terms of the Offer, Conditions to the Offer” of this Offer to Purchase) or any defect or irregularity in the tender of any Shares. The Offeror’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions to the Letter of Transmittal) will be final and binding on all parties. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Offeror, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

Other Requirements. By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of the Offeror as the attorneys-in-fact and proxies of such stockholder, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by the Offeror (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after April 25, 2007), including, without limitation, the right to vote such Shares in such manner as such attorney and proxy or his substitute, in his sole discretion, shall deem proper. All such powers of attorney and proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Offeror accepts such Shares for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by the stockholder with respect to such Shares will be revoked, without further action, and no subsequent powers of attorney and proxies may be given (and, if given, will be deemed ineffective). The designees of the Offeror will, with respect to the Shares for which such appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole judgment deem proper. The Offeror reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the acceptance for payment of such Shares, the Offeror or its designees must be able to exercise full voting rights with respect to such Shares.

The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer as well as the tendering stockholder’s representation and warranty that (a) such stockholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act, and (b) the tender of such Shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Shares for such person’s own account unless, at the time of tender, the person so tendering (i) has a net long position equal to or greater than the amount of (x) Shares tendered or (y) other securities immediately convertible into or exchangeable or exercisable for the Shares tendered and such person will acquire such Shares for tender by conversion, exchange or exercise, and (ii) will cause such Shares to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. The Offeror’s acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Offeror upon the terms and subject to the conditions of the Offer.

4.    Withdrawal Rights.

Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. If all conditions to the Offer have been met or waived, the Offeror must pay for all shares tendered and immediately accept and pay for all Shares tendered and not withdrawn prior to the Expiration Date pursuant to Rule 14d-11 under the Exchange Act. If purchase of or payment for Shares is delayed for any reason or if the Offeror is unable to purchase or pay for Shares for any reason, then, without prejudice to the Offeror’s rights under the Offer, tendered Shares may be retained by the Depositary on behalf of the Offeror and may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this Section 4, subject to Rule 14e-1(c) under the Exchange Act, which provides that no person who makes a tender offer shall fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the Offer.

For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name in which the certificates representing such Shares are registered, if different from that of the person who tendered the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3 entitled “Procedure for Tendering Shares” of this Offer to Purchase, any notice of withdrawal also must specify the name and number of the account at DTC to be credited with the withdrawn Shares.

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Offeror, in its sole discretion, and its determination will be final and binding on all parties. None of the Offeror, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer but may be returned at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3 entitled “Procedure for Tendering Shares” of this Offer to Purchase.

5.    Material Federal Income Tax Consequences.

The following is a summary of the material federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted to cash in the Merger (including pursuant to the exercise of appraisal rights). The discussion applies only to holders that hold their Shares as capital assets and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to holders of Shares who are in special tax situations (such as insurance companies, tax-exempt organizations or non-U.S. persons), or to persons holding Shares as part of a “straddle,” “hedge,” “conversion transaction,” constructive sale or other integrated transaction, or whose functional currency is not the U.S. dollar. This discussion does not address any aspect of state, local or foreign taxation.

The material federal income tax consequences set forth below are based upon current law. Because individual circumstances may differ, each holder of Shares should consult such holder’s own tax advisor to determine the applicability of the rules discussed below to such stockholder and the particular tax effects of the Offer and the Merger to such stockholder, including the application and effect of state, local and other tax laws.

The receipt of cash for Shares pursuant to the Offer or the Merger (including pursuant to the exercise of appraisal rights) will be a taxable transaction for federal income tax purposes. In general, for federal income tax purposes, a holder of Shares will recognize gain or loss equal to the difference between the holder’s adjusted federal income tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i. e.,

Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. Such gain or loss will be capital gain or loss (other than, with respect to the exercise of appraisal rights, amounts, if any, which are or are deemed to be interest for federal income tax purposes and will be taxed as ordinary income) and will be long-term gain or loss if, on the date of sale (or, if applicable, the date of the Merger), the Shares were held for more than one year. In general, capital gains recognized by a corporation will be subject to federal income tax at a maximum rate of thirty-five percent (35%), while capital gains recognized by an individual will be subject to (a) a maximum United States federal income tax rate of fifteen percent (15%) if the Shares were held for more than one year, and (b) ordinary income tax rates if held for one year or less. Net capital losses may be subject to limits on deductibility.

Payments in connection with the Offer or the Merger may be subject to “backup withholding” at a twenty-eight percent (28%) rate. See Section 3 entitled “Procedure for Tendering Shares” of this Offer to Purchase. Backup withholding generally applies if the stockholder (a) fails to furnish its social security number or other taxpayer identification number (“TIN”), (b) furnishes an incorrect TIN, or (c) fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is its correct number and that the stockholder is not subject to backup withholding. Backup withholding is not an additional tax and may be refunded by the IRS to the extent it results in an overpayment of tax. Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Each stockholder should consult with such holder’s own tax advisor as to such holder’s qualification for exemption from backup withholding and the procedure for obtaining such exemption. Tendering stockholders may be able to prevent backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. Tendering stockholders who are not U.S. citizens or U.S. resident aliens should complete the Form W-8BEN in order to avoid backup withholding.

6.    Price Range of Shares; Dividends on the Shares.

The Shares currently trade on an over-the-counter securities market operated by Pink Sheets, LLC under the symbol “SNRR.PK” and previously traded until July 7, 2006 on the Nasdaq Global Market, formerly known as the Nasdaq National Market (“Nasdaq”) under the symbol “SNRR.” The following table sets forth the high and low closing sales prices per Share for the periods indicated, as reported on published financial sources.

	High	Low
Year Ended December 31, 2005:
First Quarter	16.72	12.95
Second Quarter	16.70	13.89
Third Quarter	16.67	12.11
Fourth Quarter	14.80	11.15

Year Ended December 31, 2006:
First Quarter	15.18	13.30
Second Quarter	14.32	6.86
Third Quarter	12.67	9.40
Fourth Quarter	12.75	9.95

Year Ending December 31, 2007:
First Quarter	12.60	9.95
(through March 15, 2007)	15.87	11.73

On March 8, 2007, the last full day of trading before the public announcement of the Company, in response to a Wall Street Journal article reporting the pending acquisition of the Company at $16.00 per Share, confirming that the Company was in negotiation with the Affiliate, the last sale price of the Company common stock reported was $11.85. On March 9, 2007, the last full day of trading before the public announcement of the Merger Agreement, the last sale price of the Company common stock reported was $14.95 per share. On

March 15, 2007, the last full day of trading before the commencement of the Offer, the closing price of the Company common stock reported was $15.54 per share. Stockholders are urged to obtain current market quotations for the Shares and to review all information received by them from the Company, including the materials referred to in Section 8 entitled “Certain Information Concerning the Company” of this Offer to Purchase.

Pursuant to the Merger Agreement, the Company has agreed not to declare, pay or set aside any dividend or other distribution in respect of its capital stock other than cash dividends made by any direct or indirect wholly-owned subsidiary of the Company to the Company or one of its subsidiaries.

7.    Effect of Offer and the Merger on Listing, Market for Shares and SEC Registration.

The purchase of the Shares by the Offeror pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares, if any, held by stockholders other than the Offeror.

The Shares were delisted from Nasdaq on July 7, 2006 and currently trade on an over-the-counter securities market operated by Pink Sheets, LLC. As a result, the Offer will not affect the listing status of the Company.

The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the SEC if there are fewer than 300 record holders of Shares. If such registration were terminated, the Company would no longer legally be required to disclose publicly in proxy materials distributed to stockholders the information which it now must provide under the Exchange Act or to make public disclosure of financial and other information in annual, quarterly and other reports required to be filed with the SEC under the Exchange Act; the officers, directors and ten percent (10%) stockholders of the Company would no longer be subject to the “short-swing” insider trading reporting and profit recovery provisions of the Exchange Act or the proxy statement requirements of the Exchange Act in connection with stockholders’ meetings; and the Shares will not be eligible for Nasdaq reporting or for inclusion on the Federal Reserve Board’s “margin list.” Furthermore, if such registration were terminated, persons holding “restricted securities” of the Company may be deprived of their ability to dispose of such securities under Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

If the Offer is consummated, Parent will cause the Company and the Offeror to complete the Merger. The Merger is expected to be consummated promptly after the completion of the Offer. After the Merger, the Company will be a wholly-owned subsidiary of the Parent.

Under the MGCL, the Merger may be consummated without a vote of the Company’s stockholders, provided that the Offeror acquires in the Offer and pursuant to the related transactions not less than 90% of the stock of the Company that would otherwise be entitled to vote on the Merger, and the Merger is effectuated pursuant to the provisions of Section 3-106 of the MGCL applicable to short-form mergers. The MGCL requires, among other things, that the stockholders of the Company be provided with at least 30 days prior written notice of the Merger. A Notice of Merger pursuant to the requirements of Section 3-106 of the MGCL is enclosed with this Offer to Purchase as Annex II.

The Offeror intends to and will cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Merger as the requirements for such delisting and termination are met.

8.    Certain Information Concerning the Company.

Except as specifically set forth herein, the information concerning the Company contained in this Offer to Purchase has been taken from or is based upon information furnished by the Company or its representatives to the Parent and the Offeror. None of the Parent, the Offeror, nor the Affiliate has any knowledge that would indicate that any statements contained herein based on such documents and records are untrue. However, none of the Parent, the Affiliate nor the Offeror assumes any responsibility for the accuracy or completeness of the information concerning the Company, whether furnished by the Company or contained in such documents and records, or for any failure by the Company to disclose events which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to the Parent, the Affiliate or the Offeror.

General.

The Company was incorporated in May 1996 as KGK Resorts, Inc. and was later known as Signature Resorts, Inc. At the time of its August 1996 initial public offering, the Company owned nine vacation ownership resorts in Hawaii, Florida, South Carolina, Missouri, California and in the Caribbean. The Company became known as Sunterra Corporation in the second quarter of 1998. Sunterra has grown to become one of the world’s largest vacation ownership companies, as measured by the number of individual resort locations and owner families. At December 31, 2006, the Company had more than 325,000 owner families vacationing at 96 branded and affiliated resorts in 13 countries located in North America, Hawaii, Europe and the Caribbean.

The operations of the Company include (i) acquiring, developing, and operating vacation ownership resorts, (ii) marketing and selling vacation ownership interests to the public in the form of both vacation points, representing a beneficial interest in a trust which holds title to vacation property real estate for the benefit of purchasers of those points which may be redeemed for occupancy rights for varying lengths of stay at participating resort locations and for certain other travel products and services (“Vacation Points”), and vacation ownership interests, entitling the buyer to use a fully-furnished vacation residence, generally for a one-week period each year in perpetuity, and together with Vacation Points (“Vacation Interests”), (iii) providing consumer financing to individual purchasers of the Company’s Vacation Interests, (iv) providing collection services and resort rental, management and maintenance services to vacation ownership resorts, for which the Company receives fees paid by the resorts’ homeowners associations, and (v) operating the Company’s membership and exchange programs.

As a public company subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, the Company makes public filings with the SEC. However, as reported in the Company’s Current Report on Form 8-K filed on May 3, 2006, the Audit and Compliance Committee of the Company Board of Directors concluded that the Company’s consolidated financial statements for the fiscal years ended December 31, 2002 through September 30, 2005 (including interim periods) and the fiscal quarter ended December 31, 2005 that had previously been included and filed as part of the Company’s periodic reports with the U.S. Securities and Exchange Commission, as well as any related financial information or related auditor’s reports, should not longer be relied upon. In such Current Report on Form 8-K, the Company reported that the conclusion by the Company’s Audit and Compliance Committee related to the Company’s determination that it underpaid withholding taxes in Spain on wages paid to employees of subsidiaries of Sunterra Europe and, as a result, certain of the Company’s consolidated financial statements that had previously been included and filed as part of their period reports with the U.S. Securities and Exchange Commission should be restated.

Certain Financial Information.

Set forth below are the Company’s Unaudited Balance Sheets for the Company’s North America operations as of September 30, 2006 and the Unaudited Statements of Operations and Unaudited Statements of Cash Flow for the Company’s North America operations for the year then ended (collectively, the “Unaudited 2006 Fiscal Year-End Financial Information”) and the Company’s Unaudited Balance Sheets for the Company’s North America operations as of December 31, 2006, and the Unaudited Statements of Operations and Unaudited Statements of Cash Flow for the Company’s North America operations for the three-month period then ended (the “Unaudited 2007 Quarterly Financial Information” and, together with the Unaudited 2006 Fiscal Year-End Financial Information, the “Unaudited Financial Information”) and, in each case, as provided (including with the qualifications set forth below) by the Company to the Affiliate as a disclosure schedule to the Merger Agreement. The Company has indicated to the Parent that the Company does not expect that it will be in a position to file its Annual Report on Form 10-K for the fiscal year ended September 30, 2006 or its Quarterly Report on Form 10-Q for the quarter ended December 31, 2006 with the SEC prior to the Expiration Date. As a result, the Company has indicated to the Parent that it expects that the consummation of the Offer will occur before any of the procedures set forth below relating to finalization of the financial information for such period by the Company, audit or review by the Company’s independent registered public accounting firm or approval by the Company’s Audit and Compliance Committee, or the incorporation of adjustments determined by the Company, the Company’s independent registered public accounting firm, or the Company’s Audit and Compliance Committee, will have taken place. Therefore, the Company stockholders who will be relying on this financial information should be aware that such information does not reflect these review and approval procedures or the results of such review and approval procedures. The Company has indicated to the Parent that the Company does not intend to modify the Unaudited Financial Information prior to the consummation of the Offer. The Unaudited Financial Information is subject to a number of important qualifications that were communicated to the Parent and the Offeror in connection with its due diligence review and that you should be aware of and take into consideration in your review of the Unaudited Financial Information. These qualifications include the following:

•

The financial information does not contain the footnote disclosures required by U.S. GAAP and are unaudited and thereby subject to any audit adjustments to be determined necessary by the Company’s independent registered public accounting firm in order to comply with U.S. GAAP, including those that may arise from changes in U.S. GAAP or changes in the interpretation of U.S. GAAP or as a result of or arising from an audit of the consolidated financial statements of the Company and its subsidiaries by the Company’s independent registered public accounting firm, the Securities and Exchange Commission, the Public Accounting Oversight Board or any other governmental agency. The accompanying financial statement also does not reflect any adjustments, if any, that may result from pending legal or regulatory matters.

•

The financial information does not reflect any adjustment that may be required to account for the Company’s European Business as discontinued operations in accordance with U.S. GAAP nor does it reflect the impairment in the Company’s loans and investment in its European Business.

•	Since the financial information is strictly related to North American operations, they do not reflect any adjustments to eliminate any transactions with the European operations.

Sunterra Corporation

North American Operations Only

UNAUDITED Statements of Operations (in thousands)

	Quarter Ended 12/31/2006	Year Ended 9/30/2006
Revenues:
Vacation Interest, net	$58,143	$234,310
Management, member and other services	11,764	50,557
Interest, net	12,845	45,179
Gain on sale of mortgages receivables	50	2,356

Total revenues	82,802	332,402

Costs and Operating Expenses:
Vacation Interest cost of sales	9,589	41,185
Advertising, sales and marketing	29,279	122,442
Vacation Interest carrying cost, net	2,963	3,613
Management, member and other services	8,326	33,278
Loan portfolio	1,798	6,630
General and administrative	13,375	54,209
Loss on sales of assets	75	308
Depreciation and amortization	2,329	7,294
Interest, net of capitalized interest of $625 and $481, respectively	5,282	21,470
Impairment of assets	—	2,312

Total costs and operating expenses	73,016	292,741

Income before provision for income taxes	9,786	39,661
Provision for income taxes	3,914	15,864

Net income before cumulative effect of change in accounting principle	5,872	23,797
Cumulative effect of change in accounting principle, net of taxes	—	(12,623)

Net income	$5,872	$11,174

The specific qualifications noted above are an integral part of the financial information.

Sunterra Corporation

North American Operations Only

UNAUDITED Balance Sheets (in thousands)

	12/31/2006	9/30/2006
ASSETS
Cash and cash equivalents	$10,177	$18,580
Cash in escrow and restricted cash	36,946	34,252
Mortgages and contracts receivable, net	231,898	229,792
Due from related parties, net	96,518	87,263
Other receivables, net	8,922	9,271
Deferred tax asset	10,092	9,514
Prepaid expenses and other assets	35,126	31,914
Assets held for sale	389	477
Unsold Vacation Interests, net	189,486	175,623
Property and equipment, net	34,590	35,100
Goodwill, net	26,619	26,619
Intangible assets, net	2,744	3,113

Total assets	$683,507	$661,518

LIABILITIES AND STOCKHOLDERS’ EQUITY
Borrowings under line of credit agreements	188,858	175,343
Securitization notes payable	77,658	83,542
Convertible bonds	95,000	95,000
Accounts payable	7,698	7,123
Accrued liabilities	44,887	40,999
Income taxes payable	—	97
Deferred revenue	79,922	84,084
Notes payable	1,211	1,212

Total liabilities	495,234	487,400

Stockholders’ equity:
Common stock ($0.01 par value)	201	201
Additional paid-in capital	249,064	245,040
Accumulated deficit	(63,470)	(69,342)
Deferred equity compensation	(551)	(673)
Accumulated other comprehensive income (loss)	3,029	(1,108)

Total stockholders’ equity	188,273	174,118

Total liabilities and stockholders’ equity	$683,507	$661,518

The specific qualifications noted above are an integral part of the financial information.

Sunterra Corporation

North American Operations Only

UNAUDITED Statements of Cash Flows (in thousands)

	Quarter Ended 12/31/2006	Year Ended 9/30/2006
Operating activities:
Net income	$5,872	$11,174
Adjustments to reconcile net income to net cash (used in ) provided by operating activities:
Depreciation and amortization	2,329	7,294
Amortization of capitalized financing costs, deferred loan and contract origination costs and other	1,698	7,806
Allowance for uncollectible Vacation Interest revenue	2,691	14,612
Loss on sale of assets	75	308
Asset impairments	—	2,312
Provision for income taxes recorded as increase to APIC	3,912	16,914
Deferred income taxes	(495)	(1,833)
Stock compensation to Board of Directors/employees	234	2,125
(Gain) on sales of mortgages receivable (includes VOI)	(50)	(3,443)
Proceeds from sales of mortgages receivable	236	37,972
Cumulative effect of change in accounting principle	—	12,623
Changes in operating assets and liabilities:
Cash in escrow and restricted cash	(2,690)	3,321
Mortgages and contracts receivable	(5,719)	(3,380)
Due from related parties, net	(4,774)	(13,035)
Other receivables, net	187	7,557
Prepaid expenses and other assets, net	(1,175)	5,726
Unsold Vacation Interests, net	(13,798)	(3,991)
Accounts payable	575	(5)
Accrued liabilities	(1,742)	(10,456)
Income taxes payable	(97)	(581)
Deferred revenues	(1,790)	(9,251)

Net cash (used in) provided by operating activities	(14,521)	83,769

Investing activities:
Proceeds from sale of assets	120	308
Capital expenditures	(1,383)	(14,035)
Purchase of Beach Group	—	(1,512)
Increase in intangible and other assets, net	(249)	(312)

Net cash used in investing activities	(1,512)	(15,551)

Financing activities:
Borrowings under line of credit agreements	16,581	53,942
Payments of debt issuance costs	—	(2,000)
Proceeds from issuance of notes payable	108	311
Payments on notes payable and mortgage-backed securities	(5,993)	(30,564)
Payments on line of credit agreements	(3,066)	(77,448)

Net cash provided by (used in) financing activities	7,630	(55,759)

Effect of changes in exchange rates on cash and cash equivalents	—	—

Net (decrease) increase in cash and cash equivalents	(8,403)	12,459
Cash and cash equivalents, beginning of period	18,580	6,121

Cash and cash equivalents, end of period	$10,177	$18,580

Supplemental Disclosures of Cash Flow Information:
Cash paid for interest, net of capitalized interest	$3,839	$13,087
Cash paid for taxes, net of tax refunds	$676	$838

The specific qualifications noted above are an integral part of the financial information.

Set forth below are Company’s Unaudited Schedule of Assets and Liabilities for the Company’s European operations as of December 31, 2006 (the “Unaudited European Balance Sheet”) and as provided (including with the qualifications set forth below) by the Company to the Affiliate as a disclosure schedule to the Merger Agreement. The Unaudited European Balance Sheet has not been submitted to the Company’s independent registered public accounting firm for its review. The Company has indicated to the Parent that it expects that the consummation of the Offer will occur before any of the procedures set forth below relating to finalization of the Unaudited European Balance Sheet by the Company, review by the Company’s independent registered public accounting firm or approval by the Company’s Audit and Compliance Committee, or the incorporation of adjustments determined by the Company, the Company’s independent registered public accounting firm, or the Company’s Audit and Compliance Committee, will have taken place. Therefore, Company stockholders who will be relying on this financial information should be aware that such information does not reflect these review and approval procedures or the results of such review and approval procedures. The Company has indicated to the Parent that the Company does not intend to modify the Unaudited European Balance Sheet prior to the consummation of the Offer. In reviewing the following data, you should bear in mind:

•

The balance sheet does not contain the footnote disclosures required by U.S. or U.K. GAAP and are unaudited and thereby subject to any audit adjustments to be determined necessary by the Company’s independent registered public accounting firm in order to comply with U.S. or U.K. GAAP, including those that may arise from changes in U.S. or U.K. GAAP or changes in the interpretation of U.S. or U.K. GAAP or as a result of or arising from an audit of the consolidated financial statements of the Company and its subsidiaries by the Company’s independent registered public accounting firm, the Securities and Exchange Commission, the Public Accounting Oversight Board or any other governmental agency. The accompanying financial information also does not reflect any adjustments, if any, that may result from pending legal or regulatory matters.

•

The balance sheet does not reflect any adjustment that may be required to account for the Company’s European Business as discontinued operations in accordance with U.S. or UK GAAP nor does it reflect the impairment in the Company’s loans and investment in its European Business.

•

The Company has retained a global accounting firm to test procedures and controls. As the firm has not yet completed its procedures, the accompanying financial statement does not reflect any adjustments that may arise from this assessment.

•	As the accompanying financial statement is strictly related to European operations, they do not reflect any adjustments to eliminate any transactions with the North American operations.

•

The balance sheet is in draft form with residual outstanding items to be completed. These items are not considered to be material in nature but will result in some incremental changes to numbers on the balance sheet. For example, some of the adjustments being made to the balance sheet will apply to prior years but for these purposes are all being put through now. The result of this is an estimated deferred UK tax adjustment which will likely need correction once a final determination is made.

•

The Company sells Vacation Interests at its resort locations through independent sales agents. The Company believes that these independent sales agents are not employees and accordingly, the Company does not withhold payroll taxes from the amounts paid to such independent contractors. In the event that a taxing authority were to successfully classify such independent sales agents as our employees and hold the Company liable for back payroll taxes, such reclassification could have a material effect on the financial statements. The Company estimates these back payroll taxes to be between £2.3 million and £2.5 million.

•

Certain properties that are owned by the Company are not compliant with all fire and safety requirements. The Company estimates that it will cost approximately £500,000 to £925,000 to bring these properties up to the requirements. It should be noted that many of these costs may eventually be paid through the reserve funds of the related homeowner associations.

•

The Company operates in countries in which it receives tax reductions if it reinvests a percentage of its profits back into the country’s economy within a specific period of time. If the Company fails to invest the full amount into the economy within the specified time frame, it is required to pay the taxing authority the full amount of the tax reduction plus interest.

•

The Company does not currently have all the necessary licensing to operate its resorts (primarily in the Canaries). A number of operators in the region have the same issue, due to the local government having ceased issuing new licenses until further notice. There is currently no expected liability associated with this problem and no amounts have been accrued.

•

The Company is currently researching its transfer pricing policies, inter-company funding and charges, and its accruals policies between its various entities to ensure consistency and compliance with all appropriate accounting and tax regulations. Any possible changes to these policies could potentially result in prior period adjustments on an entity by entity level, as well as effect the overall tax position of the consolidated company.

•

The Company has been made aware that some of its resorts are non-compliant with local DDA codes. Research was conducted to determine the cost of bringing all resorts into compliance, and the aggregate cost is estimated to be between £2.5 million and £7.1 million. The Company has not received any official certificates of non-compliance from any governmental agencies.

•

The Company has been in discussions with the members of Thurnham Hall regarding possible repairs which need to be made to its roof. The required repairs have been acknowledged but there is no expected timeline or estimate of completion. Preliminary estimates indicate the cost to be approximately £600,000. The cost is expected to be borne by Club Sunterra and its members and it has not yet been determined if the Company would contribute.

•

The Company is party to a litigation claim under Spanish Law against Los Amigos Beach Club and Los Amigos Beach Club Management Ltd for possession of property at LABC resort. Two identical sets of proceedings have already occurred, with Sunterra Europe having won one and lost the other. Both are under appeal. The Courts ruling is expected in the near future. Possible damages calculations are uncertain but likely range from approximately £200,000 to £600,000.

•

The Company is involved with the tax authorities in Spain regarding a cash transfer between two subsidiary entities. The tax authorities are seeking to impose an assessment on the transfer. Company counsel involved with the litigation feels that there is a less than probable chance that the Company could not be successful with the action. Total maximum cost of loss is estimated to be approximately £150,000.

•

The Company maintains an agreement with the US operations in which its owners can make reservations into US resorts. If an imbalance occurs between the two parties, the Company may be responsible to reimburse the US for its usage.

•

From time to time, the Company is subject to litigation and claims regarding employment, tort, contract, construction, sales taxes and commission disputes, among others. The Company believes that none of these actions will have a material adverse effect on the results of operations.

Sunterra Corporation

Sunterra Europe only

UNAUDITED Balance Sheet (in thousands—USD)

12/31/2006
ASSETS
Cash and cash equivalents	$12,616
Cash in escrow and restricted cash	42,736
Mortgages and contracts receivable, net	2,820
Other receivables, net	10,118
Deferred tax asset	10,391
Prepaid expenses and other assets	4,628
Assets held for sale	2,003
Unsold Vacation Interests, net	32,331
Property and equipment, net	55,607
Intangible assets, net	1,050

Total assets	$174,300

LIABILITIES AND STOCKHOLDERS’ EQUITY
Notes payable to Sunterra Corporation	81,785
Accounts payable	2,713
Accrued liabilities	46,953
Deferred revenue	10,498
Notes payable	62

Total liabilities	142,011

Stockholders’ equity:
Additional paid-in capital	77,874
Accumulated deficit	(65,009)
Accumulated other comprehensive income	19,424

Total stockholders’ equity	32,289

Total liabilities and stockholders’ equity	$174,300

The specific qualifications noted above are an integral part of the financial information.

Late Filings and Delisting from Nasdaq. On May 15, 2006, the Company received a Staff Determination notice from Nasdaq stating that the Company was not in compliance with Nasdaq Marketplace Rule 4310(c)(14) because it had failed to file timely its Quarterly Report on Form 10-Q. On July 5, 2006, the Company received notice from the Nasdaq Listings Qualification Panel informing it that Nasdaq would delist the Shares effective upon the opening of business on July 7, 2006. In its letter to the Company, Nasdaq cited as reasons for the delisting that the Company had not been able to comply with its periodic reporting requirements (as required pursuant to Rule 4310(c)(14) of the Nasdaq Marketplace Rules). On July 7, 2006, the Shares ceased trading on Nasdaq and commenced trading on an over-the-counter securities market operated by Pink Sheets, LLC under the ticker symbol “SNRR.PK.”

Available Information. Subject to the subsection entitled “Late Filings and Delisting from Nasdaq,” the Company is subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning the Company’s directors and officers, their remuneration, stock options granted to them, the principal holders of the Company’s securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements, the last one having been filed with the SEC on January 30, 2006 and distributed to the Company’s stockholders. Such reports, proxy statements, and other information are available for inspection at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549-0213. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of such information should be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213. The SEC also maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC.

9.    Certain Information Concerning the Offeror, the Parent, and the Affiliate.

The Offeror is a Maryland corporation incorporated on March 2, 2007, with principal executive offices at 3745 Las Vegas Blvd. South, Las Vegas, Nevada 89109. The telephone number of its principal executive offices is (702) 261-1000. The Parent is a Nevada limited liability company organized on March 14, 2007, with principal executive offices at 3745 Las Vegas Blvd. South, Las Vegas, Nevada 89109. The telephone number of their principal executive offices is (702) 261-1000. To date, neither the Offeror nor the Parent has engaged in any activity other than those incident to its formation and the commencement of the Offer. The Offeror is a wholly-owned subsidiary of the Parent.

The Affiliate is a Nevada limited liability company organized on March 8, 1999, with principal executive offices are located at 3745 Las Vegas Blvd. South, Las Vegas, Nevada 89109. The telephone number of its principal executive offices is (702) 261-1000. The Affiliate engages in the development, management, marketing and sales of vacation ownership properties. The Affiliate’s premier properties include Polo Towers, the first purpose built, high-rise vacation ownership property in the industry. The Affiliate most recently spearheaded the design of Marriott’s Grand Chateau vacation ownership resort. The Affiliate’s properties include some of the first vacation ownership properties in Las Vegas, such as the Jockey Club and The Carriage House, as well as Kona Reef in Hawaii.

The name, business address, current principal occupation or employment, five year material employment history and citizenship of each director and executive officer of the Offeror, the Parent, and the Affiliate and certain other information are set forth on Annex I hereto.

Except as set forth in Section 11 entitled “Background of Offer; Past Contacts or Negotiations with the Company,” Section 13 entitled “The Transaction Documents” and elsewhere in this Offer to Purchase: (i) other than with respect to the 336,300 Shares (representing, as of February 28, 2007, approximately 1.7% of the outstanding Shares) beneficially owned by the Parent, the Affiliate and the Offeror, none of the Parent, the

Affiliate and the Offeror and, to the knowledge of the Parent, the Affiliate and the Offeror, the persons listed in Annex I hereto or any associate or majority owned subsidiary of the Parent, the Affiliate, the Offeror or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company; (ii) none of the Parent, the Affiliate, the Offeror and, to the knowledge of the Parent, the Affiliate and the Offeror, the persons or entities referred to in clause (i) above has effected any transaction in the Shares or any other equity securities of the Company during the past 60 days; (iii) none of the Parent, the Affiliate, the Offeror and, to the knowledge of the Parent, the Affiliate, and the Offeror, the persons listed in Annex I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (iv) during the two years before the date of this Offer to Purchase, there have been no transactions between the Parent, the Affiliate, the Offeror, their subsidiaries or, to knowledge of the Parent, the Affiliate, and the Offeror, any of the persons listed in Annex I to this Offer to Purchase, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under SEC rules and regulations; and (v) during the two years before the date of this Offer to Purchase, there have been no contracts, negotiations or transactions between the Parent, the Affiliate, the Offeror, their subsidiaries or, to the Parent’s and the Offeror’s knowledge, any of the persons listed in Annex I to this Offer to Purchase, on the one hand, and the Company or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

Additional Information. The Parent and the Affiliate are closely-held, private limited liability companies that are not subject to the informational requirements of the Exchange Act.

10.    Source and Amount of Funds.

The Parent and the Affiliate estimate that, based on information available as of the date of commencement of this Offer, the total amount of funds (excluding funds to refinance any existing indebtedness of the Company) required to consummate the Offer and the Merger and pay related fees and expenses, will be approximately $356.8 million.

The Parent and Affiliate expect this amount to be provided through a combination of the proceeds of (i) a non-controlling equity investment in the Parent, which is described below under “—Equity Financing”; and (ii) senior secured credit facilities, which is described below under “—Debt Financing.” The Parent and the Affiliate have received commitment letters with respect to both the equity investment and the credit facilities. The Offer is not conditioned upon receipt of the proceeds from any financing contemplated in the commitment letters.

There are currently no alternative financing plans in the event the equity financing and/or the debt financing described below are not consummated. Under the Merger Agreement, the obligations of the Offeror, the Parent or the Affiliate to consummate the Offer and close the Merger are not subject to receipt of the proceeds of the financing contemplated in the debt and equity commitment letters described below.

Equity Financing

On March 9, 2007, the Affiliate entered into an equity commitment letter with a prospective member (the “Equity Investor”) of the Parent pursuant to which such prospective member committed to contribute or cause to be contributed to the Parent up to $62.5 million in connection with the Offer and the Merger in consideration for a non-controlling equity interest in the Parent (the “Cash Contribution”). In addition to certain asset contributions that an affiliate of the Parent (the “Affiliate Contribution”) has agreed to make to the Parent as collateral for the Tender Facility (described below under “—Debt Financing”), the Equity Investor has agreed to deposit as collateral (the “Cash Deposit”) for the Tender Facility cash in the amount equal to the excess of the sum of (x) 50% of the aggregate consideration used to purchase the Shares in this Offer and (y) the transaction fees and costs payable to the lenders in connection with the Tender Facility, minus (ii) the Cash Contribution.

The Cash Contribution and the Cash Deposit are conditioned upon the prior satisfaction of the following:

(A) the execution and delivery of definitive documentation with respect to the Cash Contribution, the Cash Deposit, and the Affiliate Contribution are in form and substance satisfactory to the Equity Investor;

(B) the structure and terms of the Merger Agreement is substantially in the form provided to the Equity Investor and has not been altered in any material respect with the prior consent of the Equity Investor;

(C) the conditions to the Offer has been satisfied in all material respects and not waived except with the prior consent of the Equity Investor;

(D) the satisfaction with the terms and conditions of any existing indebtedness and any other indebtedness to be incurred in connection with the Offer and the Merger; provided, however, that any indebtedness provided pursuant to the terms and conditions set forth in the debt financing commitment letters described below are deemed to be satisfactory to the Equity Investor;

(E) the receipt by the Equity Investor of the reimbursement of its expenses incurred in connection with the Cash Contribution and Cash Deposit;

(F) the total consolidated senior indebtedness (other than indebtedness under the New Revolver described below) of the Parent, after giving effect to the Offer, the Merger, and the corresponding indebtedness incurred in connection therewith, does not exceed $390 million;

(G) the ratio of the total consolidated senior indebtedness (other than indebtedness under the New Revolver) of the Parent to adjusted earnings of the Parent, after giving effect to the Offer, the Merger, and the corresponding indebtedness incurred in connection therewith, does not exceed a pre-determined maximum ratio;

(H) the sources and uses of funds for the Offer, and the capital structure and ownership of the Parent shall be reasonably satisfactory to the Equity Investor; provided, however, that the sources and uses set forth in the debt commitment letter described below are deemed to be satisfactory to the Equity Investor; and

(I) the Equity Investor is reasonably satisfied with the employment or consulting agreement between the Parent and each of Stephen Cloobeck and Richard Cloobeck.

Debt Financing

The Affiliate entered into certain debt commitment letters, each dated March 9, 2007, with Credit Suisse and Credit Suisse Securities (USA) LLC (collectively, “CS”). Pursuant to the debt commitment letters, CS committed, subject to the conditions described below, to provide up to a $325 million senior secured tender loan facility (the “Tender Facility”), the proceeds of which, together with the equity financing described above will be used, in the event that the Offer is not terminated, to purchase Shares validly tendered and not withdrawn in the Offer. In addition, pursuant to the debt commitment letters, CS committed, subject to the conditions described below, to provide up to (a) a $275 million senior secured first lien credit facility comprised of (i) a $250 million senior secured first lien term facility (the “First Lien Term Facility”) and (ii) a $25 million senior secured first lien revolving facility (the “First Lien Revolving Facility” and, together with the First Lien Term Facility, the “First Lien Facility”) and (b) a $140 million senior secured second lien term loan (the “Second Lien Facility” and, together with the Tender Facility and the First Lien Facility, the “Credit Facilities”). Other than up to $60.9 million of the First Lien Term Facility and up to $34.1 million of the Second Lien Facility, each of which will be available up to 50 business days after the consummation of the Merger in a single draw to repurchase the outstanding subordinated convertible notes of the Company pursuant to the terms of the corresponding indenture, the borrowings under the First Lien Term Facility and the Second Lien Facility may only be made concurrently with the Merger solely to repay the outstanding borrowings under the Tender Facility, to pay the consideration in the Merger for outstanding Shares not otherwise subject to cancellation without consideration, and to pay the fees and expenses related to the Offer and the Merger. The First Lien Revolving Facility may be used after the date of the consummation of the Merger for general corporate purposes. In addition, unrelated to the financing of the Offer or the Merger, the Affiliate entered into a debt commitment letter, dated March 9, 2007, with CS for a $225 million senior secured asset-based revolving credit facility (the “New Revolver”) to refinance and replace the Company’s existing senior secured asset-based revolving credit facility (the “Old Revolver”).

The Credit Facilities and the New Revolver will bear interest, at the option of the borrower, at Adjusted LIBOR or the higher of the prime rate and the federal funds rate plus 0.50%, which we refer to as the “base rate,” in each case, plus the applicable margin set forth in the following table:

	Base Rate Loans	Adjusted LIBOR Loans
Tender Facility	4.50%	5.50%
First Lien Facility *	2.50%	3.50%
Second Lien Facility *	6.50%	7.50%
New Revolver	0.50%	1.50%

*	The interest rate for both the base rate loans and the adjusted LIBOR loans are subject to reduction in increments of 0.25%, up to a maximum of 0.5% depending on the corporate rating of the Parent from the rating agencies.

The Credit Facilities will be unconditionally guaranteed by each of the Affiliate and the Parent, including all their existing and future domestic subsidiaries and, to the extent no adverse tax consequences will result as a result of such guaranty, foreign subsidiaries. In addition, the Credit Facilities will be secured by pledges of all of the equity interests of the Parent and the Offeror, pledges of all of the equity interests held by the Parent, the Offeror and each of their respective subsidiary guarantors, and security interests in and mortgages on substantially all tangible and intangible assets of the Parent, the Offeror and each of their respective subsidiary guarantors.

The commitment of CS to provide the financing is subject to the satisfaction of certain conditions including the following:

(A) The Cash Contribution, the Cash Deposit, the Affiliate Contribution and certain consents related to the Affiliate Contribution shall have been made on terms acceptable to CS;

(B) CS is satisfied with the capitalization, structure and equity ownership of the Parent and the Offeror after giving effect to the Offer and the Merger;

(C) In the case of the Tender Facility, (i) the Offer has been consummated in accordance with applicable law and the terms and conditions of the Merger Agreement, the Offer to Purchase and all other related documentation (without giving effect to any waiver or modification of any material terms or conditions without the consent of CS), (ii) the Cash Deposit has been funded and pledged as security for the Tender Facility, (iii) the Offeror has acquired, upon consummation of the Offer, sufficient Shares to enable the Offeror, acting alone, promptly to consummate a short-form merger under the MGCL, (iv) if the Top-Up Purchase is made, the consideration for the Top-Up Shares is paid in the form of a promissory note issued by the Offeror to the Company, and (v) definitive documentation in respect of the First Lien Facility and the Second Lien Facility shall have been executed and delivered and the conditions thereto are reasonably expected to be satisfied upon consummation of the Merger;

(D) In the case of the First Lien Facility and the Second Lien Facility, (a) the Merger has been consummated in accordance with applicable law and the organizational documents of the Offeror and the Company and the terms and conditions of the Merger Agreement and all other related documentation (without giving effect to any waiver or modification of any material terms or conditions without the consent of CS), and (b) the Tender Facility is repaid in full contemporaneously with the borrowing of the First Lien Facility and the Second Lien Facility, and all liens securing the Tender Facility are released;

(E) The Old Revolver is terminated and all loans thereunder is repaid and all liens securing obligations thereunder are released, and the New Revolver is in effect, with a commitment to replace the borrowings under the New Revolver with a non-recourse (other than up to $15 million) securitization within 90 days;

(F) After giving effect to the Offer and the Merger and the other transactions contemplated thereby (including the financing), the Parent and its subsidiaries (including the Company) does not have any outstanding indebtedness or preferred stock other than (a) the Tender Facility or the First Lien Facility and the Second Lien Facility, as applicable, (b) indebtedness under the New Revolver, (c) any preferred stock issued by the Parent in respect of the Cash Contribution, (d) preferred stock issued in connection with the Cash Contribution, Cash Deposit, or the Affiliate Contribution, (d) the Company’s Sunterra Owner Trust 2004-1’s Timeshare Loan-Backed Notes, (e) existing receivable facility with Textron and (f) other limited indebtedness to be agreed upon;

(G) CS shall have received U.S. GAAP unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company for each fiscal quarter ended during the period after September 30, 2006 and prior to the date that is 45 days before the funding date of the applicable Credit Facility, which financial statements shall not be materially inconsistent with the financial statements or forecasts previously provided to CS;

(H) CS shall have received a pro forma consolidated balance sheet and related pro forma consolidated statements of income and cash flows of the Parent as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period for which financial statements have been delivered as described above, prepared after giving effect to the Merger as if the Merger had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements), which financial statements shall not be materially inconsistent with the forecasts previously provided to CS;

(I) CS shall have received a certificate from the chief financial officer of the Parent certifying that the Parent and its subsidiaries, on a consolidated basis after giving effect to the Merger and the other transactions contemplated hereby, are solvent;

(J) All requisite and material governmental authorities and third parties shall have approved or consented to the Offer and the Merger and the other transactions contemplated thereby to the extent required, all applicable appeal periods shall have expired and there shall be no material litigation, governmental, administrative or judicial action, actual or threatened, that could reasonably be expected to restrain, prevent or impose burdensome conditions on the Offer or the Merger or the other transactions contemplated hereby or, in the case of the Tender Facility, delay consummation of the Merger;

(K) CS shall have received, at least five business days prior to the consummation of the Offer or the Merger, as applicable, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act;

(L) CS shall be satisfied that the Parent’s consolidated pro forma EBITDA for the four-fiscal quarter period most recently ended prior to the date of consummation of the Offer or the Merger (prepared in accordance with Regulation S-X under the Securities Act of 1933, as amended, and with such further adjustments (such adjustments to include (i) the exclusion of European operations and (ii) the exclusion of restructuring and certain other non-recurring charges) in form and substance reasonably satisfactory to CS, in each case, to give pro forma effect to the Offer and the Merger as if they had occurred at the beginning of such four-fiscal quarter period) (such consolidated pro forma EBITDA, “Pro Forma EBITDA”) shall not be less than $84,000,000;

(M) CS is satisfied that the Parent’s debt to adjusted earnings ratio (after giving effect to the Offer and the Merger) immediately prior to the Cash Contribution and Cash Deposit does not exceed 4.65 to 1.0 (or, if CS determines it is advisable in order to ensure a successful syndication, 4.5 to 1.0);

(N) CS not having discovered or otherwise become aware of any information not previously disclosed to CS that CS believes to be inconsistent in a material and adverse manner with its understanding based on the information provided to CS through March 9, 2006 of the business, assets, liabilities, operations, conditions (financial or otherwise) or operating results of the Parent or the Offeror and their respective subsidiaries after giving effect to the consummation of the Offer and the Merger;

(O) There not having occurred any material adverse change in the business, operations, assets, liabilities, financial condition or results of operation of the Company and its subsidiaries, taken as a whole, since September 30, 2006 other than changes, events, occurrences or effects (i) generally affecting (a) the vacation ownership industry in the United States generally, or (b) the economy, or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates, except, in either case, an event which causes a disproportionate effect on the Company or the Company subsidiaries, taken as a whole, or (ii) arising out of, resulting from or attributable to (a) changes in law or in generally accepted accounting principles or in accounting standards, or changes in general legal, regulatory or political conditions, (b) the negotiation, execution, announcement or performance of the Merger Agreement or the consummation of the Offer or the Merger, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners or employees, (c) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of the Merger Agreement, (d) earthquakes, hurricanes, tornados or other natural disasters, or (e) (1) any action taken by the Company or its subsidiaries as contemplated or permitted by the Merger Agreement or with Parent’s consent, or any failure by the Company to take any action as a result of the restrictions in the Merger Agreement or (2) any change, event or occurrence which has a material adverse effect on the Company’s European operations;

(P) CS’s satisfaction that, prior to and during the syndication of the Tender Facility, the First Lien Facility, and the Second Lien Facility, there shall be no other issues of debt securities or commercial bank or other credit facilities of the Parent, the Offeror, the Company or their respective subsidiaries being announced, offered, placed or arranged (other than the New Revolver);

(Q) The negotiation, execution and delivery of definitive documentation with respect to the Tender Facility, the First Lien Facility, the Second Lien Facility, and the New Revolver satisfactory to CS and its counsel

(R) Compliance with the terms of the commitment letters and the corresponding fee letters; and

(S) Other customary conditions that the parties contemplate to be included in the definitive agreements for the debt financing, including, without limitation, delivery of notice; accuracy of representations and warranties; absence of defaults; delivery of satisfactory legal opinions, corporate documents and officers’ and public officials’ certifications; first-priority or second-priority, as applicable, perfected security interests in the collateral (free and clear of all liens, other than those securing the First Lien Facility, the Second Lien Facility, the New Revolver, or the Tender Facility, and subject to customary and limited exceptions to be agreed upon); receipt of satisfactory lien and judgment searches; execution of the guarantees by the subsidiaries of the Parent and the Company (other than, under certain circumstances, the foreign subsidiaries), which shall be in full force and effect; evidence of authority; payment of fees and expenses; obtaining of satisfactory insurance (together with a customary insurance broker’s letter); and implementation of intercreditor arrangements satisfactory to CS.

The Tender Facility will be repaid in full from the proceeds from the First Lien Facility and the Second Lien Facility. The First Lien Facility and the Second Lien Facility will be serviced through operating cash flow generated by the Company and its subsidiaries, and, other than required prepayments and amortization, there are currently no other plans to refinance or otherwise repay the First Lien Facility and the Second Lien Facility.

11.    Background of Offer; Past Contacts or Negotiations with the Company.

From July 19, 2006 to July 26, 2006, the Affiliate purchased 336,300 Shares in the open market.

On July 26, 2006, the Affiliate submitted to the Company a preliminary indication of interest to acquire the Company for $13.65 per share. Following receipt of this indication of interest, Messrs. Gubbay and Ziegelman, directors of the Company, spoke with Stephen Cloobeck to discuss the indication of interest. On July 31, 2006, Messrs. Ziegelman and Cloobeck met in Las Vegas and discussed the Affiliate’s proposal and qualifications in more detail. The Company responded to the Affiliate that the indication of interest was being considered in the context of a broader process, that the Company intended to review strategic alternatives and would have a financial advisor contact them once one was engaged.

Between August 1 and 15, 2006, representatives of the Affiliates had various telephone conversations with Mr. Ziegelman regarding the Affiliate’s proposal and inquiring into the Company’s plans to evaluate its proposal.

On September 18, 2006, the Affiliate sent the Company’s Board of Directors a letter expressing disappointment that the Company was conducting a process to separately sell Sunterra Europe. The Affiliate reiterated that it would be interested in purchasing the Company as a whole, although it would not be interested in pursuing such a transaction if a separate sale of Sunterra Europe was consummated. The Affiliate also indicated that it was partnering with a private investment firm, and requested the ability to conduct due diligence for a 30-day period and to have the Company explore its indication of interest before completing a sale of Sunterra Europe.

Between September 18 and 26, 2006, Merrill Lynch, the Company’s financial advisor, had discussions with UBS, the Affiliate’s financial advisor, with respect to its interest in acquiring the Company (both North America and Europe), although the Affiliate did not offer a firm price at this time. Merrill Lynch informed UBS that the price of $13.65 which was indicated in the Affiliate’s July 26 letter was inadequate for further discussion and that the Board would likely not consider an offer below $15.00 per share.

On October 11, 2006, the Affiliate entered into an agreement with the Company providing the Affiliate with exclusivity through October 25, 2006 while the Affiliate conducted due diligence.

Thereafter during October 2006, the Affiliate conducted due diligence on the Company, including several diligence meetings with senior management. During these meetings, the Company shared with the Affiliate its updated information with respect to the issues regarding Sunterra Europe.

On October 19, 2006, senior management of the Company and the Affiliate had a meeting at which the Company’s management made presentations to the Affiliate’s representatives with respect to the business and certain operational and financial issues. At this meeting the Company described certain issues with respect to compliance, deferred maintenance and resort licensing which were highlighted in an operational review of Sunterra Europe. The Company noted that there could be significant contingent liabilities resulting from such Sunterra Europe issues, although such liabilities had yet to be quantified.

On November 9, 2006, Messrs. Weissenborn, Varner, Krawczyk and Ziegelman from the Company, along with the Company’s financial advisors, met in person (with Mr. Weissenborn participating by phone) with Stephen Cloobeck and members of the Affiliate’s senior management team and their financial advisors to discuss the possibility of a transaction. The Affiliate expressed a continued interest in an acquisition, but now only of the Company’s North American operations. At this meeting, the parties discussed structuring the proposed transaction as a tender offer, and the Affiliate indicated a purchase price of $13.00 per share, which reflected only the North American operations and specifically did not include Sunterra Europe. The parties discussed a strategy of preventing any potential actual or contingent liabilities from Sunterra Europe being included in an acquisition of the North American operations. The Affiliate also indicated that it required 45 days to further evaluate the Company; wanted reimbursement for due diligence costs; and required a “call” option on Sunterra Europe. The Company rejected the Affiliate’s $13.00 per share price, but the Affiliate was encouraged to obtain a better understanding, through due diligence, of a valuation of North America without Sunterra Europe.

On November 21, 2006, the Affiliate sent to the Company a draft exclusivity letter with respect to a transaction for the Company’s North American business still reflecting the purchase price of $13 per share discussed at the November 9, 2006 meeting.

On November 26, 2006, Mr. Ziegelman had a phone conversation with Mr. Cloobeck with respect to the structure of, and the ability of the Affiliate to complete, the proposed tender offer. Messrs. Cloobeck and Ziegelman reached an understanding that the Affiliate intended to pay fair value for the Company in a transaction and, while not settling on a price at the time, Mr. Cloobeck indicated that the Affiliate might be able to offer a $15.00 per share price depending on the results of its due diligence.

Subsequently, the Affiliate advised the Company pursuant to a revised exclusivity letter that it was now interested in preserving the option to include Sunterra Europe in the acquisition by receiving a right of first refusal with respect to the sale of Sunterra Europe. The Affiliate indicated that it continued to seek limited exclusivity to pursue such a transaction, with the understanding that this exclusivity would not prevent the Company from continuing to pursue a sale of Sunterra Europe.

Following the delivery of this revised letter, Mr. Ziegelman had a phone conversation with Mr. Cloobeck during which Mr. Ziegelman expressed concern that a right of first refusal as to Sunterra Europe would disrupt the sales process Duff & Phelps had in place for the sale, including a due date of December 19, 2006, for bids. The Affiliate indicated it would be willing to forgo the right of first refusal if it was afforded input into the Sunterra Europe sale process with respect to containing European liabilities and the potential ongoing relationships between the Company and Sunterra Europe after the respective sales were closed in the event that a separate bidder purchased Sunterra Europe.

On December 13, 2006, the Company and the Affiliate entered into an agreement providing exclusivity through January 31, 2007.

Following the execution of the exclusivity agreement through January 31, 2007, the Affiliate conducted due diligence with respect to the Company, which included access to a virtual data room, site visits, and meetings with management.

Subsequent to December 18, 2006, Messrs. Weissenborn and Cloobeck had a conversation during which Mr. Cloobeck expressed a renewed interest in potentially acquiring Sunterra Europe as part of a larger transaction.

During January 2007, preliminary negotiations continued with the Affiliate with respect to the Company as a whole (including Sunterra Europe). During this time, the Company kept the Affiliate informed as to the Sunterra Europe sale process.

In early to mid-January 2007, Mr. Ziegelman had a conversation with Mr. Cloobeck, subsequent to the Affiliate having conducted additional diligence, during which Mr. Cloobeck expressed his preference that the prospective purchaser for Sunterra Europe purchase Sunterra Europe prior to a tender offer by the Affiliate rather than have Sunterra Europe included in the Affiliate’s tender offer for the Company.

Between January 22, 2007 and February 13, 2007, with representatives of the Company and the Affiliate met to keep the Affiliate informed of negotiations with the prospective purchaser of Sunterra Europe and to give the Affiliate the opportunity to comment on drafts of any agreements which would be the subject of such negotiations.

Between January 27 and January 30, 2007, Messrs Bentley and Cloobeck visited several resort sites in Europe, and discussed several matters with respect to Sunterra Europe pertaining to these sites.

On January 30, 2007, the Company and the Affiliate entered into an amendment to its exclusivity letter, extending exclusivity until February 15, 2007, which date was further extended from time to time thereafter through March 8, 2007.

On February 1, 2007, Messrs. Weissenborn, Varner and Ziegelman met with Mr. Cloobeck and other representatives of the Affiliate met in person to discuss the Affiliate’s expressed interest in a transaction with respect to Sunterra Europe, either as a separate transaction or as part of its proposed tender offer. The Affiliate noted its concern that the transaction with the prospective purchaser for the sale of Sunterra Europe contemplated a long-term affiliation agreement with Sunterra Europe, and indicated that it had now decided that it would prefer to include Sunterra Europe in its transaction rather than being subject to a post-closing affiliation relationship with Sunterra Europe. Following a lengthy negotiation, the parties agreed on a proposal for the Affiliate to purchase the entire Company, including Sunterra Europe, for $16 per share. The increase in the purchase price reflected in part the Affiliate’s valuation of Sunterra Europe in combination with the remainder of the Company’s operations.

On February 5, 2007, the Affiliate sent to the Company an initial draft of a merger agreement.

On February 9, 2007, certain members of the Company’s senior management had a conversation with certain representatives of the Affiliate. The Company’s management was informed that the Affiliate would set up a call with management and a potential lender to discuss its possible financing for the transaction within a few days. The Company’s management and the Affiliate also discussed certain key issues with respect to the merger agreement.

Between February 9, 2007 and March 9, 2007, representatives of the Company’s senior management, the Affiliate’s senior management, and legal counsel, negotiated the terms of the merger agreement.

During the week of February 12, 2007, the Company’s management had a series of calls with a potential lender for the Affiliate and a financial advisor to the Affiliate, to discuss the Affiliate’ financing for its proposed transaction.

On February 26, 2007, Messrs. Ziegelman and Weissenborn had a conversation with Mr. Cloobeck, during which the principals discussed the timing of the possible transaction. Mr. Ziegelman stressed that it was necessary to review the Affiliate’s final financing commitments as soon as possible in order to move forward.

Between March 5 and 9, 2007, representatives of the Affiliate and representatives of the Company discussed the terms of the financing commitment letters.

On March 9, 2007, the Company and the Affiliate executed the Merger Agreement.

12.    Purpose of the Offer; The Merger; Plans for the Company.

Purpose. The purpose of the Offer and the Merger is to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is for the Offeror to acquire all Shares not purchased pursuant to the Offer. If the Offer is successful, the Offeror and the Parent intend to consummate the Merger as promptly as practicable. Upon consummation of the Merger, the Company will become a wholly-owned subsidiary of the Parent. The Offer is being made pursuant to the Merger Agreement.

Board Representation. See Section 13 entitled “The Transaction Documents” of this Offer to Purchase. The Parent has designated Stephen J. Cloobeck, Richard Cloobeck, and David Palmer to serve as directors of the Company following consummation of the Offer. The Offeror expects that such representation would permit the Offeror to exert substantial influence over the Company’s conduct of its business and operations.

Short-form Merger. Under Section 3-106 of the MGCL, since the issued and outstanding Shares represent the only outstanding voting securities of the Company, if the Offeror acquires at least ninety percent (90%) of the outstanding Shares, the Offeror will be able to approve the Merger without a vote of the Company’s stockholders. In such event, the Parent and the Offeror anticipate that they will take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the Company’s stockholders. A notice of Merger pursuant to the requirements of Section 3-106(d) of the MGCL is enclosed with this Offer to Purchase as Annex II.

Rule 13e-3. The SEC has adopted Rule l3e-3 under the Exchange Act, which is applicable to certain “going private” transactions and under certain circumstances may be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer or otherwise in which the Offeror seeks to acquire the remaining Shares not held by it. The Offeror believes, however, that Rule 13e-3 will not be applicable to the Merger if the Merger is consummated within one year after the Expiration Date at the same per Share price as paid in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the SEC and disclosed to stockholders prior to consummation of the transaction.

Plans for the Company. The Parent and the Company have commenced a detailed review and planning process in order to consider the manner and timing of the integration of the business and operations of the Parent, the Affiliate and the Company following the completion of the Merger. The integration planning process will include a detailed review of the Company, including its business, operations, properties, assets, products, management, personnel and systems. This integration planning process will continue throughout the pendency of the Offer and the Merger, but will not be implemented until the completion of the Merger.

Extraordinary Corporate Transactions. Except as described above or elsewhere in this Offer to Purchase, the Parent and the Offeror have no present plans or proposals that would relate to or result in an extraordinary corporate transaction involving the Company or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), any change in the Company Board of Directors or management, any material change in the Company’s capitalization or dividend policy or any other material change in the Company’s corporate structure or business.

13.    The Transaction Documents.

Merger Agreement

The following is a summary of the material provisions of the Merger Agreement, a copy of which has been filed as Exhibit 10.1 to the Current Report on Form 8-K filed by the Company on March 12, 2007. This summary is qualified in its entirety by reference to the Merger Agreement, which is incorporated by reference herein.

Commencement. The Merger Agreement provides for the commencement of the Offer not later than five business days after the execution of the Merger Agreement, provided that the Merger Agreement has not been terminated in accordance with its terms.

Offer Period. The Merger Agreement provides that the initial expiration date of the Offer will be 5:00 pm (EST) on the 40th calendar day following commencement of the Offer. However, the Merger Agreement provides that the Offeror may, at its sole discretion, or will, in the event that all conditions to the consummation of the Offer other than the satisfaction of the Minimum Condition have been met, at the request of the Company, extend the Offer (through one or more extensions) up to 70 calendar days (or such later date as agreed to by the parties) from the date of the commencement of the Offer for successive periods of the lesser of 5 business days (or a later date agreed to by the Parent and the Company) or such shorter period as the Company and Parent may agree is necessary for the conditions to the consummation of the Offer to be satisfied. In addition, the parties will extend the Offer for any period as may be required by any rule, regulation, interpretation or position of the SEC that is applicable to the Offer. Notwithstanding the foregoing, the Offeror’s obligations to extend the Offer will not impair the parties’ rights to terminate the Merger Agreement pursuant to the terms thereof.

Top-Up Purchase. The Merger Agreement provides that, in the event that the aggregate number of Shares validly tendered and not properly withdrawn as of the expiration of the Offer, when taken together with the Base Shares, equal or exceed at least 80% (or such lower percentage determined by the Company) of the Shares issued and outstanding immediately prior to the consummation of the Offer, the Offeror will purchase (the “Top-Up Purchase”), at a price per share equal to the Offer Price, up to that number of newly-issued Shares (the “Top-Up Shares”) equal to the lowest number of Shares that, when added to the Base Shares, constitutes a sufficient number of Shares necessary to effect a short-form merger under Section 3-106 of the MGCL. The purchase price for the Top-Up Shares will be payable in cash, cashier’s check, a promissory note by the Offeror to the Company, or any combination thereof, at the Offeror’s election. The foregoing notwithstanding, in no event will the Top-Up Purchase be with respect to a number of Shares in excess of the Company’s then authorized but unissued Shares.

Merger. The Merger Agreement provides that after the purchase of the Shares pursuant to the Offer and, if applicable, the purchase by the Offeror of the Top-Up Shares, the Offeror will be merged with and into the Company, with the Company continuing as the Surviving Corporation in the Merger under the corporate name it possesses immediately prior to the Merger. Since the issued and outstanding Shares represent the only issued and outstanding voting securities of the Company, the Merger will be consummated pursuant to a “short-form” merger without approval from the stockholders of the Company, as permitted under Section 3-106 of the MGCL. A Notice of Merger pursuant to the requirements of Section 3-106(d) of the MGCL is enclosed with this Offer to Purchase as Annex II.

Conversion of Securities. At the effective time of the Merger (the “Effective Time”), each Share issued and outstanding immediately prior to the Effective Time (other than (A) Shares owned by the Parent, the Offeror, the Affiliate, any other affiliate of the Parent, the Company, or any direct or indirect subsidiary of the Company, in each case immediately prior to the Effective Time (whether pursuant to the Offer or otherwise), and (B) Shares owned by stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have perfected their dissenters’ rights of appraisal in respect of such Shares) shall be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to the Offer Price (or any higher price per Share that is paid in the Offer), without interest thereon, less any required withholding taxes, upon the surrender of the certificate representing such Share.

Treatment of Stock Options and Restricted Stock. The Merger Agreement provides that, prior to the expiration of the Offer, the Company Board of Directors will further adopt appropriate resolutions and take all other actions necessary to provide for the automatic acceleration of vesting and the conversion, effective at the Effective Time and subject to the consummation of the Offer, of any options (other than certain options issued under the UK subplan to the Company’s 2002 Stock Incentive Plan (the “European Options”)), both vested and unvested, and which were outstanding at the time of the commencement of this Offer, subject to the right, in full settlement thereof, to receive a payment in cash by the Company (subject to any applicable withholding taxes) equal to the product of (a) the total number of Shares subject to such “in-the-money” options (i.e., has an exercise price per share that is less than the Offer Price) and (b) the excess, if any, of the Offer Price over the exercise price per Share subject to such “in-the-money” options. The obligations with respect to the cash payment for the “in-the-money” option is conditioned on consummation of the Merger. Subject to the payment for “in-the-money” options described above, immediately prior to the effective time of the Merger, each such options to purchase Shares, other than the European Options, (whether vested or unvested) shall no longer be exercisable and shall be cancelled or terminated without payment therefor.

The vesting schedules for outstanding shares of the Company restricted stock will accelerate, subject to the completion of the Offer, and such shares of restricted stock may be tendered in the Offer. In the event the Offer is not consummated, the shares of restricted stock will revert to being subject to the original vesting schedule set forth in the corresponding restricted stock letter.

Conditions to Obligations of All Parties to Merger Agreement. The obligations of each of the parties to effect the Merger are subject to the following conditions:

(a) The Offeror (or the Parent on the Offeror’s behalf) has accepted for payment and paid for all of the Shares, but not less than such number of Shares necessary to satisfy the Minimum Condition, validly tendered pursuant to the Offer and not withdrawn;

(b) In the event that the Top-Up Purchase is required, the Company has issued, and the Parent or the Offer has paid for, the Top-Up Shares; and

(c) No law, judgment, writ, decree, order or injunction has been promulgated, enacted, entered or enforced, and no other action has been taken, by any governmental entity that in any of the foregoing cases has the effect of making illegal or directly or indirectly restraining, prohibiting or restricting the consummation of the Merger.

Conditions to Obligations of the Offeror. See Section 1 entitled “Terms of the Offer; Conditions to the Offer” of this Offer to Purchase.

Schedule 14D-9. The Merger Agreement provides that the Company will file with the U.S. Securities and Exchange Commission, as promptly as practicable after the filing by Offeror of the Schedule TO with respect to this Offer but in any event on the date of commencement of this Offer, a Solicitation/Recommendation Statement on Schedule 14D-9. In addition, the Company has agreed to mail such Schedule 14D-9 to the holders of the Shares.

Board of Directors. Pursuant to the Merger Agreement, upon the consummation of the Offer, the Company will take such action as may be required to cause the election of those individuals designated by the Parent on the Company Board of Directors. The Parent has designated Stephen J. Cloobeck, Richard Cloobeck, and David Palmer to serve as directors of the Company following consummation of the Offer.

Representations and Warranties. The Merger Agreement contains various customary representations and warranties from both the Parent and the Offeror as well as from the Company with respect to its North American operations. The Merger Agreement also contains more limited representations and warranties from the Company with respect to its European operations.

Conduct of Company’s Business Pending Merger.

North American Operations

The Merger Agreement provides that, from the date of execution of the Merger Agreement to the date of consummation of the Offer, except as expressly required by the Merger Agreement, or otherwise with the prior written consent of the Parent (which consent will not be unreasonably withheld, conditioned or delayed), the Company will, and will cause each of the its subsidiaries with respect to the Company’s North American operations to, (a) carry on its respective businesses in the ordinary course of business, (b) use commercially reasonable efforts to preserve intact its current business organization and keep available the services of its current officers and employees, (c) use commercially reasonable efforts to preserve its existing relationships with principal customers, suppliers and other persons or entities with which it has business dealings, and (d) comply in all material respects with all laws applicable to it or any of its properties, assets or business. Without limiting the generality of the foregoing, the Company will not, and will cause its subsidiaries and its real estate trusts not to, between the date of the Merger Agreement and the date of consummation of the Merger, except as expressly required by the Merger Agreement or set forth on a corresponding disclosure schedule to the Merger Agreement, directly or indirectly, do, or commit to do, any of the following without the prior written consent of the Parent (which consent will not be unreasonably withheld, conditioned or delayed):

(A) Amend or otherwise change its charter documents, by-laws or the equivalent organizational documents;

(B) Sell, pledge or encumber any stock owned by the Company in any of its subsidiaries;

(C) Issue, reissue, sell, or authorize the issuance, reissuance or sale of any shares of capital stock of any class, or any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote on any matters on which stockholders of the Company may vote) (“Company Voting Debt”), or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock or any Company Voting Debt, or any other ownership interest (including, but not limited to, stock appreciation rights, phantom stock or stock-based performance units) of the Company (except for the issuance of shares of Common Stock required to be issued pursuant to the terms of the options, warrants and convertible securities of the Company outstanding as of the date of the Merger Agreement) or any subsidiary of the Company or make any other changes in its capital structure;

(D) Declare, set aside, make or pay any dividend or other distribution, whether payable in cash, stock, property or otherwise, with respect to any of its capital stock (other than dividends or distributions by any wholly-owned subsidiary of the Company to its parent);

(E) Reclassify, combine, split, subdivide or redeem, purchase otherwise acquire, directly or indirectly, any shares of capital stock the Company or any subsidiary of the Company or any securities convertible into or exercisable for any such shares of its capital stock or securities, other than pursuant to options of the Company outstanding as of the date of the Merger Agreement in accordance with their terms;

(F) Acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof, or any assets that are material, individually or in the aggregate, to the Company and its subsidiaries, taken as a whole;

(G) Incur any indebtedness for borrowed money (including by issuance of debt securities) other than borrowings in the ordinary course of business under the Company’s existing credit facility or issue any debt securities or warrants or other rights to acquire any debt securities of the Company or any subsidiary of the Company, or assume, guarantee or endorse (other than for collection or deposit in the ordinary course of business), or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances or make any capital contributions to, or investments in, any other person;

(H) Enter into, or modify, amend or terminate, any material contract other than in the ordinary course of business;

(I) Other than in the ordinary course of business, as is required by contractual obligations existing as of the date hereof (including pursuant to any collective bargaining agreements) or as is required by applicable law, (i) increase the compensation or fringe benefits of any of its directors, officers, employees, contractors or consultants except as required by contractual obligations existing as of the date hereof, (ii) grant any increase in severance or termination pay not currently required to be paid under existing severance plans or contracts to any director, officer or other employee, consultant, or contractor of the Company or any subsidiary of the Company, except for any increase as a result of promotion, (iii) enter into any employment, consulting or severance agreement or arrangement, including any arrangement to provide post-retirement medical or life insurance benefits, with any present or former director, officer or other employee, consultant, or contractor of the Company or any subsidiary of the Company providing for an annual base salary in excess of $175,000, or (D) except as contemplated by the Merger Agreement, establish, adopt, enter into or amend or terminate, or take any action to accelerate any rights or benefits under, or make any material determination not in the ordinary course of business consistent with past practice under, any collective bargaining agreement, employee plan or employee benefit arrangement, including, but not limited to, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, termination, severance or other plan for the benefit of any directors, officers, consultants, contractors or employees; provided, however, that it is understood that the establishment of annual bonus plans for 2007 furnished to the Parent and the Offeror is deemed to be made in the ordinary course of the business;

(J) Except as may be required as a result of a change in law or generally accepted accounting principals, change any of the accounting methods, practices or principles used by it;

(K) Except as may be required to comply with a change in law, make any material tax election, make or change any method of accounting with respect to taxes, file any amended tax returns or settle or compromise any material federal, state, local or foreign tax liability or refund;

(L) Except for any litigation described in the corresponding disclosure schedule, settle or compromise any pending suit, action, audit or claim in excess of $100,000 (i) against the Company or any subsidiary of the Company by any governmental entity, or (ii) which is material to the Company and a subsidiary of the Company, taken as a whole, or which relates to the transactions contemplated in the Merger Agreement;

(M) Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any material subsidiary of the Company (other than the Merger);

(N) Except for any litigation described in the corresponding disclosure schedule, (i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction (a) in the ordinary course of business and consistent with past practice or in accordance with their terms, of liabilities identified specifically and by amount in the corresponding disclosure schedule or (b) of liabilities incurred in the ordinary course of business, (ii) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value, or (iii) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any subsidary of the Company is a party;

(O) Other than interest in the real estate trusts established in connection with the sale of time-share interest in the resorts utilized by the Company in the ordinary course of business, sell, lease (as lessor), license or otherwise dispose of or subject to any lien or encumbrance any properties or assets, except sales of excess or obsolete assets or properties; or

(P) Take, or propose to take, or agree to take in writing or otherwise, any of the actions described above.

European Operations

The Merger Agreement provides that, from the date of execution of the Merger Agreement to the date of consummation of the Offer, except as expressly required by the Merger Agreement, or otherwise with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company will cause Sunterra Europe (Holdings) Limited (“Sunterra Europe”) with respect to the Company’s operations in Europe (the “European Business”), to (a) carry on the European Business in the ordinary course of business, (b) use commercially reasonable efforts to preserve intact the current business organization and keep available the services of the current officers and employees of Sunterra Europe, (c) use commercially reasonable efforts to preserve existing relationships with principal customers, suppliers and other persons with which Sunterra Europe has business dealings and (d) comply in all material respects with all laws applicable to the European Business or any of the properties, assets or business of Sunterra Europe. Without limiting the generality of the foregoing, the Company will cause Sunterra Europe not to, between the date of the Merger Agreement and the date of consummation of the Offer, except as expressly required by the Merger Agreement or set forth on the corresponding disclosure schedule, directly or indirectly, do, or commit to do, any of the following without the prior written consent of the Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

(A) Amend or otherwise change its Memorandum or Articles of Association or By-Laws or the equivalent organizational documents;

(B) Sell, pledge or encumber any stock owned by Sunterra Europe in any of the subsidiaries organized in Europe (“European Subsidiary”);

(C) Issue, reissue, sell, or authorize the issuance, reissuance or sale of any shares of capital stock of any class, or any bonds, debentures, notes or other indebtedness of Sunterra Europe having the right to vote (or convertible into, or exchangeable for, securities having the right to vote on any matters on which stockholders of Sunterra Europe may vote) (“European Voting Debt”), or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock or any European Voting Debt, or any other ownership interest (including, but not limited to, stock appreciation rights, phantom stock or stock-based performance units) of Sunterra Europe (except for the issuance of shares of capital stock required to be issued pursuant to the terms of the options outstanding as of the date hereof) or any European Subsidiary or make any other changes in its capital structure;

(D) Declare, set aside, make or pay any dividend or other distribution, whether payable in cash, stock, property or otherwise, with respect to any of its capital stock (other than dividends or distributions by any wholly owned European Subsidiary to its parent);

(E) Reclassify, combine, split, subdivide or redeem, purchase otherwise acquire, directly or indirectly, any shares of capital stock of Sunterra Europe or any European Subsidiary or any securities convertible into or exercisable for any such shares of its capital stock or securities, other than pursuant to options outstanding as of the date hereof in accordance with their terms;

(F) Acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof, or any assets that are material, individually or in the aggregate, to Sunterra Europe and the European Subsidiaries, taken as a whole;

(G) Other than borrowings in the ordinary course of business under Sunterra Europe’s existing credit facilities or intercompany arrangements, incur any indebtedness for borrowed money (including by issuance of debt securities) or issue any debt securities or warrants or other rights to acquire any debt securities of Sunterra Europe or any European Subsidiary, or assume, guarantee or endorse (other than for collection or deposit in the ordinary course of business), or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances or make any capital contributions to, or investments in, any other person;

(H) Enter into, or modify, amend or terminate, any material contract other than in the ordinary course of business;

(I) Except as may be required as a result of a change in law or generally accepted accounting principals or as would not reasonably be expected to result in a “European Material Adverse Effect,” change any of the accounting methods, practices or principles used by it;

(J) Except for any litigation described in the corresponding disclosure schedule, settle or compromise any pending suit, action, audit or claim in excess of $100,000 (i) against Sunterra Europe or any European Subsidiary by any governmental entity, or (ii) which is material to Sunterra Europe and the European Subsidiaries, taken as a whole, or which relates to the transactions contemplated by the Merger Agreement;

(K) Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Sunterra Europe or any European Subsidiary (other than the Merger);

(L) Other than interest in the real estate trusts formed in connection with the sale of time-share interest in the resorts untilized by the Company, including Sunterra Europe, in the ordinary course of business, sell, lease (as lessor), license or otherwise dispose of or subject to any lien or encumbrance any properties or assets, except sales of excess or obsolete assets or properties; or

(M) Take, or propose to take, or agree to take in writing or otherwise, any of the actions described in above.

For purposes of the Merger Agreement, a “European Material Adverse Effect” means, with respect to the European Business, any change, event or occurrence which has a material adverse effect on the results of operations or financial condition of Sunterra Europe and the European Subsidiaries, taken as a whole, other than changes, events, occurrences or effects after the date hereof (i) generally affecting (A) the vacation ownership industry, or (B) the economy, or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates, or (ii) arising out of, resulting from or attributable to (A) changes in law or in generally accepted accounting principles or in accounting standards, or changes in general legal, regulatory or political conditions, (B) the negotiation, execution, announcement or performance of the Merger Agreement or the consummation of the Offer or the Merger, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners or employees, (C) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of the Merger Agreement, (D) earthquakes, hurricanes, tornados or other natural disasters, or (E) any action taken by the Company or its subsidiaries as contemplated or permitted by the Merger Agreement or with the Parent’s consent, or any failure by the Company to take any action as a result of the restrictions described above.

Non-Solicitation Obligation. The Company has agreed in the Merger Agreement that, unless and until the Merger Agreement has been terminated in accordance with the terms of the Merger Agreement (and the payments, if any, required to be made in connection with such termination have been made), the Company will not, and will not permit any of its affiliates to, and will use commercially reasonable efforts to cause its and its affiliates’ officers, directors, employees, consultants, representatives and other agents, including, but not limited to, investment bankers, attorneys and accountants (collectively, the “Representatives”), not to, (i) knowingly encourage, solicit, initiate or encourage the making of, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any “Acquisition Proposal,” (ii) participate in any way in discussions or negotiations with, or furnish or disclose any nonpublic information to, any person (other than the Parent or the Offeror) in connection with any Acquisition Proposal, (iii) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Parent or the Offeror the approval and/or recommendation of the Offer, the Merger or the Merger Agreement, (iv) approve or recommend, or propose to approve or recommend any Acquisition Proposal or (v) enter into any agreement, letter of intent or similar document contemplating or otherwise relating to any Acquisition Proposal; provided, however, that such restriction shall not prohibit the Company or the Representatives from participating in discussions or negotiations with, or furnishing or disclosing nonpublic information to, any person in response to an unsolicited, bona fide and written Acquisition Proposal that is submitted to the Company by such person or entity after the date of the Merger Agreement and prior to the date any Shares are accepted for payment pursuant to the Offer (and not withdrawn) if (A) none of the Company, any of its affiliates or any of the Representatives shall have violated in any material respect the provisions of such convenant, (B) a majority of the members of the Company Board of Directors determines in good faith, after discussions with its outside counsel and financial advisors, that such Acquisition Proposal is or could reasonably constitute a “Superior Proposal”, and (C) the Company Board of Directors determines in good faith, after discussions with its outside counsel, that the failure to take such action is reasonably likely to be inconsistent with its fiduciary duties under applicable law; (D) prior to or simultaneously with participating in discussions or negotiations with, or furnishing or disclosing any nonpublic information to, such person or entity, the Company shall give the Parent written notice of the Company’s intention to participate in discussions or negotiations with, or furnish or disclose nonpublic information to, such person or entity (without identifying such person or entity), and the Company receives from such person or entity an executed confidentiality agreement containing terms no less restrictive than the terms of the confidentiality agreement between the Affiliate and the Company, and (E) prior to or simultaneously with furnishing or disclosing any nonpublic information to such person or entity, the Company furnishes such information to the Parent (to the extent such information has not been previously delivered or made available by the Company to the Parent), and (F) the Company provides the Parent with written notice at least three business days prior to any meeting of the Company Board of Directors at which the Company Board of Directors will consider the approval of any Superior Proposal and the key terms thereof. In addition, it is understood and agreed that, for purposes of such covenant, a factually accurate public statement by the Company that describes the Company’s receipt of an Acquisition Proposal and the operation of the Merger Agreement with respect thereto and contains a “stop-look-and-listen communication” shall not be deemed a violation of such covenant or a basis for termination under the Merger Agreement.

In addition, the Company has agreed that it will, as promptly as practicable, advise the Parent of any request for information or of any Acquisition Proposal, or any inquiry, proposal, discussions or negotiation with respect to any Acquisition Proposal, the terms and conditions of such request, Acquisition Proposal, inquiry, proposal, discussion or negotiation (but not the identity of any potential acquiror or party to the Acquisition Proposal or any information that might reasonably enable the identification of such party). The Company shall promptly make available to the Parent any nonpublic information the Company provided to any other Person in connection with any Acquisition Proposal that was not previously provided to the Parent (but not the identity of any potential acquiror or party to the Acquisition Proposal).

For the purposes of the Merger Agreement, an “Acquisition Proposal” means any proposal or offer (other than solely with respect to the assets of the European Business or the equity securities of Sunterra Europe or any European Subsidiary) from any person or entity (in each case, whether or not in writing and whether or not delivered to the stockholders of the Company generally) relating to (i) any direct or indirect acquisition or purchase of over 20% in fair market value of the consolidated assets of the Company or of over 20% of any class of equity securities of the Company, (ii) any tender offer or exchange offer that, if consummated, would result in any person or entity beneficially owning 20% or more of any class of equity securities of the Company, or (iii) any merger, consolidation, business combination, asset sale, recapitalization, liquidation, dissolution or similar transaction involving the Company, the consummation of which would result in the stockholders of the Company owning less than 50% of the capital stock of the combined or ongoing entity or the entity that succeeds to all or substantially all of the assets of the Company. In addition, for the purposes of the Merger Agreement, a “Superior Proposal” shall mean an Acquisition Proposal which the Company Board of Directors in good faith determines (based on such matters as it deems relevant, including the advice of its financial advisors and outside counsel), would be reasonably likely to, if consummated, result in a transaction that is more favorable to the stockholders of the Company than the transactions contemplated by the Merger Agreement (including any changes to the terms of the Merger Agreement proposed by the Parent in response to such offer or otherwise) and which is reasonably likely to be consummated.

Termination.

The Merger Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the consummation of the Offer and the consummation of the Merger (with any termination by the Parent also being an effective termination by the Offeror), respectively:

(a) By the mutual written consent of the Parent and the Company;

(b) By either of the Parent or the Company if any law has been promulgated that prohibits the consummation of the Offer or the Merger or if any governmental entity of competent jurisdiction has issued an order, decree or ruling or taken any other action (which order, decree or ruling or other action each party hereto shall use its reasonable best efforts to have vacated or reversed), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that this right to terminate the Merger Agreement is not available to a party if the issuance of such final, non-appealable order, decree, ruling or other action was primarily due to the failure of such party to perform any of its obligations under the Merger Agreement;

(c) By either of the Parent or the Company if the Offer is terminated or withdrawn pursuant to its terms or the Offer shall have expired without the Offeror having purchased any Shares pursuant to the Offer; provided, however, that the Parent may not terminate the Merger Agreement for such reason if the Parent or the Offeror has materially breached the Merger Agreement and the Company may not terminate the Agreement for such reason if the Company has materially breached the Merger Agreement;

(d) By the Company (i) if the Company Board of Directors has approved and/or recommended, as applicable, or the Company shall have executed or entered into a definitive agreement with respect to, a Superior Proposal; provided, however, that such termination under this clause (i) shall not be effective until the Company has made the requisite “termination fee” (as described below); or (ii) if the Parent, the Offeror, the Affiliate, or any other affiliate of the Parent has failed to commence the Offer in the manner contemplated in the Merger Agreement; provided, however, that the Company may not terminate this Agreement for any failure to commence the Offer if such failure to have commenced the Offer was caused by the Company’s failure to perform any of its obligations under the Merger Agreement;

(e) By the Parent if any of the following have occurred: (i) the Company, any of its affiliates or any of the officers or directors of the Company or its affilaites violates in any material respect any of non-solicitation covenant described above under “—Non-Solicitation Obligation”; (ii) the Company Board of Directors recommends to the Company’s stockholders any Acquisition Proposal or Superior Proposal;

(iii) the Company enters into any agreement, letter of intent or similar document contemplating or otherwise relating to any Acquisition Proposal or Superior Proposal; (iv) the Company Board of Directors or any committee thereof has withdrawn, or modified or changed, or publicly proposed to withdraw, modify or change, in a manner adverse to the Parent or the Offeror (including by amendment to the Company’s Schedule 14D-9 described above under “—Schedule 14D-9”) its approval and/or recommendation of this Offer, the Merger Agreement or the Merger, or has approved and/or recommended, as applicable, or publicly proposed to approve or recommend an Acquisition Proposal; (v) the Company Board of Directors, upon reasonable request by the Parent, fails to reaffirm publicly and unconditionally its recommendation to the Company’s stockholders that they tender their Shares in this Offer, which public reaffirmation must be made within five business days after the Parent’s written request to do so (which request may only be made at any time an Acquisition Proposal is pending and not withdrawn); or (vi) an Acquisition Proposal is publicly announced and the Company fails to announce its continued recommendation of this Offer within five business days after such Acquisition Proposal is announced or materially modified; or

(f) By the Parent or the Company in the event the consummation of the Merger has not occurred on or before the date that is 90 calendar days after the commencement of this Offer, or such other date as the Parent and the Company may agree upon in writing; provided, however, that the right to terminate the Merger Agreement under such condition will not be available to a party if such failure to close has been caused by such party’s failure to perform any of its obligations under the Merger Agreement.

Termination Fee. If (i) the Company terminates the Merger Agreement for reasons described above in subparagraph (d)(i) under “—Termination,” (ii) the Parent terminates the Merger Agreement for reasons described above in subparagraph (e) under “—Termination,” or (iii) the Company, the Parent or the Offeror terminates the Merger Agreement for reasons described above in subparagraph (c) under “—Termination” and in the case of such a termination for reasons described above in such subparagraph (c), (A) at any time after the date of the execution of the Merger Agreement and prior to such termination, an Acquisition Proposal (other than any Acquisition Proposal solely with respect to the European Business) has been publicly announced or otherwise publicly communicated to the stockholders of the Company generally and not withdrawn at the time of termination and (B) prior to the six month anniversary of such termination, the Company has enter into a definitive agreement with respect to such Acquisition Proposal (other than with respect to the European Business) or such Acquisition Proposal is consummated, then the Company will pay to the Parent in immediately available funds an amount equal to $8.0 million plus all reasonably documented, actual, out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors and investment bankers), up to $4.0 million (I) at or prior to the time of termination in the case of a termination for reasons described above in such subparagraph (d)(i), (II) as promptly as reasonably practicable (and, in any event, within two business days following such termination) in the case of a termination for reasons described above in such subparagraph (e), or (III) in the event a termination fee is payable in the case of a termination for reasons described above in such subparagraph (c), as promptly as reasonably practicable (and, in any event, within two business days) following the consummation of an Acquisition Proposal.

In addition, if the Company terminates the Merger Agreement (A) for reasons described above in subparagraph (d)(ii) under “—Termination,”(B) as a result of a failure by the Offeror to accept for purchase and pay for Shares validly tendered and not withdrawn pursuant to the terms of the Offer following the satisfaction and/or waiver of the conditions of the Offer or (C) for reasons described above in subparagraph (c) under “—Termination” as a result of the commitment letters described under Section 10 “Sources and Amount of Funds” having been withdrawn and not otherwise replaced, then the Parent will pay to the Company in immediately available funds an amount equal to $8.0 million (the “Reverse Termination Fee”) as promptly as reasonably practicable (and, in any event, within two business days following such termination). Stephen J. Cloobeck, the Chairman and the Chief Executive Officer of the Affiliate, has guaranteed the prompt payment of such Reverse Termination Fee if and when it becomes due and payable.

Exclusivity Agreements

The following is a summary of the material provisions of the Exclusivity Agreements, a copy of each of which, including the amendments thereto, has been filed as Exhibits to the Schedule TO filed by the Parent, the Affiliate and the Offeror on March 16, 2007. This summary is qualified in its entirety by reference to the Exclusivity Agreements, which are incorporated by reference herein.

On October 11, 2006, the Company entered into a letter agreement (the “October Letter Agreement”) with the Affiliate and a former potential investor in the Parent providing for a period of fourteen (14) days from the date of the letter agreement during which the Company agreed not to (i) initiate or solicit any inquiries or proposals regarding (A) an acquisition (including by merger, consolidation, or other similar transaction) of the Company or its North American operations or (B) a sale or similar transfer of all or substantially all of the assets of the Company or the Company’s North American operations, (ii) enter into any other transaction which could reasonably be expected to result in a material change to the Company’s North American operations, or (iii) enter into a definitive agreement for (A) an acquisition (including by merger, consolidation, or other similar transaction) of the Company’s European operations, (B) a sale or similar transfer of all or substantially all of the assets of the Company’s European operations, or (C) any other transaction which could reasonably be expected to result in a material change to the Company’s European operations. The October Letter Agreement expired on October 25, 2006.

On December 13, 2006, the Company entered into a letter agreement (the “December Letter Agreement”) with the Affiliate providing for a period from the date of the letter to January 31, 2007 (the “Exclusivity Period”) during which the Company agreed not to (i) initiate or solicit any inquiries or proposals regarding (A) an acquisition (including by merger, consolidation, or other similar transaction) of the Company or its North American operations or (B) a sale or similar transfer all or substantially all of the assets of the Company or the Company’s North American operations, (ii) without prior notice to and consultation with the Affiliate, enter into any other transaction which could reasonably be expected to result in a material change to the Company’s North American operations. In addition, under the December Letter Agreement, the Company agreed that, in structuring a transaction for the sale of its European operations, the Company will use reasonable efforts to (i) limit the ability of creditors of the Company’s European operations to seek satisfaction of liabilities from the assets of the Company’s other operations and (ii) limit the obligation of the Company to provide services to the European operations after any sale of such European operations. The Exclusivity Period was extended to (i) February 15, 2007 pursuant to an amendment to the December Letter Agreement on January 30, 2007, (ii) February 22, 2007 pursuant to an amendment on February 15, 2007, (iii) March 1, 2007 pursuant to an amendment on February 22, 2007, and (iv) March 8, 2007 pursuant to an amendment on March 1, 2007. The December Letter Agreement expired on March 8, 2007.

14.    Dividends and Distributions.

The Merger Agreement provides that none of the Company nor its subsidiaries will declare, set aside, make or pay any dividend or other distribution, whether payable in cash, stock, property or otherwise, with respect to the Shares or any of other capital stock (other than dividends or distributions by any wholly-owned subsidiary to its parent).

15.    Certain Regulatory and Legal Matters.

The Offeror is not aware of any approval or other action by any governmental or administrative agency which would be required for the acquisition or ownership of Shares by the Offeror as contemplated herein. However, the Offeror and the Parent, together with their advisors, are currently reviewing whether any approval or other action will be required by any other governmental or administrative agency in connection with the Offer and the Merger. Should any such approval or other action be required, it will be sought, but the Offeror has no current intention to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter, subject, however, to the Offeror’s right to decline to purchase Shares if any of the offer conditions shall not have been satisfied. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions, or that adverse consequences might not result to the Company’s business or that certain parts of the Company’s business might not have to be disposed of if any such approvals were not obtained or other action taken.

16.    Appraisal Rights.

No appraisal rights will be available under the MGCL in connection with the Offer.

However, if the Merger is consummated, stockholders of the Company will have certain rights, as summarized below, under the MGCL to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares solely in connection with the Merger and solely with respect to their Shares held at the time of the Merger.

Under Subtitle 2 of Title 3 of the MGCL, in the event that the Merger is consummated, the Company’s stockholders have the right, as objecting stockholders, to demand payment from the Company of the fair value of their Shares not otherwise validly tendered and not withdrawn in the Offer.

To qualify as an objecting stockholder in connection with the Merger, in addition to holding Shares that were not validly tendered (unless validly withdrawn), such stockholder must first deliver to the Company at Attn: Corporate Secretary, Sunterra Corporation, 3865 West Cheyenne Avenue, North Las Vegas, NV 89032, such stockholder’s written objection to the Merger within thirty (30) days after giving to the stockholders of the notice required under Section 3-106 of the MGCL, which notice is attached to this Offer to Purchase as Annex II. The Parent, the Offeror and the Company have agreed that any stockholder desiring to become an objecting stockholder must first properly deliver such written objection on or before 5:00 p.m., New York City time, on Tuesday, April 24, 2007 (which date is more than 30 days after the mailing of this Offer to Purchase).

In addition, if such qualified stockholders of the Company wish to exercise their right to demand payment of the fair value of their Shares (the “Objecting Stockholders”), then within 20 days following the date the articles of merger are accepted for record by the State Department of Assessments and Taxation of Maryland, such stockholders must make a written demand on the Company for the payment for such stockholders’ Shares, stating the number and class of Shares for which payment is demanded.

Once the Objecting Stockholders have filed a demand for payment, they will cease to have any rights as stockholders of the Company except the right to receive payment for the fair value of their Shares held by them immediately prior to the Merger. Once an Objecting Stockholder makes a demand for payment, such Objecting Stockholder may withdraw that demand only with the consent of the Company.

Assuming the Merger is consummated, then, promptly after the Merger is effective, the Company must notify the Objecting Stockholders of the date the articles of merger are accepted for record by the State Department of Assessments and Taxation of Maryland. As part of that notice, the Company may offer to pay to the Objecting Stockholders a specified price deemed by the Company to be the fair value for the Shares of held by the Objecting Stockholders at the time of the Merger, with each offer being accompanied by a balance sheet as of a date not more than six months prior to the offer date, a profit and loss statement for the 12 months ending on the date of the balance sheet, and any other information the Company considers pertinent. Within 50 days after the date the articles of merger are accepted for record by the State Department of Assessments and Taxation of Maryland, if the Objecting Stockholders have not received from the Company the fair value of the Shares held by the Objecting Stockholders, the Objecting Stockholders may file a petition with a court of equity in the county where the principal office of the Company is located for an appraisal to determine the fair value of such Shares.

IF AN OBJECTING STOCKHOLDER DOES NOT COMPLY WITH THE PROCEDURES FULLY, SUCH OBJECTING STOCKHOLDER MAY LOSE ITS RIGHT TO DEMAND PAYMENT OF THE FAIR VALUE OF ITS SHARES HELD AT THE TIME OF THE MERGER, AND SUCH OBJECTING STOCKHOLDER WILL BE REQUIRED TO ACCEPT $16.00 PER SHARE AS CONSIDERATION FOR ITS SHARES IN THE MERGER.

If the court finds an Objecting Stockholder is entitled to an appraisal of its Shares in connection with the Merger, it will appoint three disinterested appraisers to determine the fair value of the Shares on the terms and conditions the court deems proper. Unless the court permits a longer period, the appraisers have 60 days to determine the fair value and file their report with the court with a copy mailed to each party to the proceeding, and within 15 days after the appraisers file their report, any party may object to it and request a hearing. The court may, among other things, accept the report or set its own determination of the fair value, and then direct the Company to pay the appropriate amount.

If the court finds that the failure of an Objecting Stockholder to accept the $16.00 per Share in the Merger was arbitrary, vexatious and not in good faith, the court has the right to apportion among all or some of the parties any expenses of any proceeding to demand the fair or appraised value of the Shares held by such Objecting Stockholder as it deems equitable.

The above description is a summary of the material provisions of Subtitle 2 of Title 3 of the MGCL and is qualified in its entirety by reference to the complete text of Subtitle 2 of Title 3 of the MGCL, the complete text of which is attached to this proxy statement as Annex III.

17.    Miscellaneous.

The Offer is not being made to, and tenders will not be accepted from or on behalf of, holders of Shares residing in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction. In any jurisdiction where the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Offeror by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

No person has been authorized to give any information or make any representation on behalf of the Offeror other than as contained in this Offer to Purchase or in the Letter of Transmittal, and, if any such information or representation is given or made, it should not be relied upon as having been authorized by the Offeror.

The Offeror has filed with the SEC a statement on Schedule TO, pursuant to Rule 14d-3 promulgated under the Exchange Act, furnishing certain information with respect to the Offer. Such statement and any amendments thereto, including exhibits, may be examined and copies may be obtained at the same places and in the same manner as set forth with respect to the Company in Section 8 entitled “Certain Information Concerning the Company” of this Offer to Purchase.

DRS Acquisition Corp.

March 16, 2007

ANNEX I

DIRECTORS AND EXECUTIVE OFFICERS OF THE OFFEROR

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of the Offeror are set forth below. The business address of each director and officer is in care of Diamond Resorts, LLC, 3745 Las Vegas Blvd. South, Las Vegas, Nevada 89109. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with the Offeror.

None of the Offeror and directors and officers of the Offeror listed below has, during the past five years (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws. All directors and officers listed below are citizens of the United States.

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History
Stephen J. Cloobeck	45	Mr. Cloobeck has been a Director and the President and Secretary of the Offeror since its formation in March 2007. Please see below under “Directors and Executive Officers of the Affiliate” for five-year employment history.

Richard Cloobeck	40	Mr. Cloobeck has been a Director, a Vice President and the Secretary of the Offeror since its formation in March 2007. Please see below under “Directors and Executive Officers of the Affiliate” for five-year employment history.

David F. Palmer	45	Mr. Palmer has been a Vice President and Assistant Secretary of the Offeror since its formation in March 2007. Please see below under “Managers of the Parent” for five-year employment history.

MANAGERS OF THE PARENT

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each manager of the Parent are set forth below. The business address of each manager is in care of Diamond Resorts, LLC, 3745 Las Vegas Blvd. South, Las Vegas, Nevada 89109. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with the Parent.

None of the Parent and the managers of the Parent listed below has, during the past five years (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws. All managers listed below are citizens of the United States.

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History
Stephen J. Cloobeck	45	Mr. Cloobeck has been a Manager of the Parent since its formation in March 2007. Please see below under “Directors and Executive Officers of the Affiliate” for five-year employment history.

Richard Cloobeck	40	Mr. Cloobeck has been a Manager of the Parent since its formation in March 2007. Please see below under “Directors and Executive Officers of the Affiliate” for five-year employment history.

David F. Palmer	45	Mr. Palmer has been a Manager of the Parent since its formation in March 2007. In addition, Mr. Palmer has served as a Managing Director of Trivergence LLC (or its predecessor CCP, LLP), a merchant banking firm, since March 2006. Prior thereto, he served as a managing member of Onyx Capital Ventures, LLC, an investment partnership, from October 2002 to March 2006 and of Vision Capital Partners, LLC, an investment partnership, from October 1999 to October 2002. In addition, Mr. Palmer has served as a managing member of Velocity Capital since January 1996.

DIRECTORS AND OFFICERS OF THE AFFILIATE

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of the Affiliate are set forth below. The business address of each director and officer is in care of Diamond Resorts, LLC, 3745 Las Vegas Blvd. South, Las Vegas, Nevada 89109. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with the Affiliate.

None of the Affiliate and the directors and officers of the Affiliate listed below has, during the past five years (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws. All directors and officers listed below are citizens of the United States.

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History
Stephen J. Cloobeck	45	Mr. Cloobeck has been the Chairman and Chief Executive Officer of Diamond Resorts, LLC since its formation in 1999. In addition, Mr. Cloobeck has served as a member of the American Resort Development Association (ARDA). He currently serves on the Board of Directors of the Nevada Cancer Institute, is a founder of the Brent Shapiro Foundation for Drug Awareness, and just concluded his service on the Board of Directors of the Hebrew Academy. He also works with many charities and civic organizations, including the Prostate Cancer Foundation, Kids Charities.org, the Police Athletic League, Boy Scouts of America, Inner City Games, Alzheimer’s Association, Andre Agassi Charitable Foundation, and Autism Speaks, as well as numerous regional organizations. In addition, Mr. Cloobeck was appointed by Nevada Governor Guinn to the Standing Committee on Judicial Ethics and Election Practices in 2004 and was reappointed in 2006. Mr. Cloobeck received a degree in psychobiology from Brandeis University in 1983.

Richard J. Cloobeck	40	Richard L. Cloobeck is a principal of and Executive Vice President and General Counsel for Diamond Resorts, LLC and its affiliates and has been with Diamond Resorts, LLC since 1999. Mr. Cloobeck’s employment history includes associate lawyer positions in real estate, corporate and finance departments of major law firms in California, Nevada and Japan. Mr. Cloobeck is an active member of ARDA, the national timeshare association, and has achieved the Registered Resort Professional designation; he has also been a member of ARDA Nevada, and served on its legislative subcommittee. Mr. Cloobeck has published articles relating to real estate, including ‘Nevada Mortgage Law,’ and ‘Coping With Rent Control: A Guide For Property Owners,’ and was actively involved in drafting Nevada’s timeshare statute. Mr. Cloobeck received his law degree from Harvard Law School, and his undergraduate degree from Dartmouth College, with Summa Cum Laude and Phi Beta Kappa honors.

ANNEX II

NOTICE OF MERGER

OF

SUNTERRA CORPORATION

AND

DRS ACQUISITION CORP.

March 16, 2007

Notice is hereby given by DRS Acquisition Corp., a Maryland corporation (the “Offeror”), of the proposed merger (the “Merger”) of the Offeror and Sunterra Corporation, a Maryland corporation (the “Company”). Articles of Merger pursuant to which the Merger will become effective will be filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”) not earlier than 30 days after the date of giving of this notice. This notice is given pursuant to Section 3-106(d) of the MGCL, as applicable to a Maryland corporation, to each stockholder of record of the Company as of March 16, 2007. The Merger is conditioned upon, among other things, the ownership by the Offeror of shares of Common Stock, par value $0.01, of the Company that are entitled to cast 90% or more of all of the votes entitled to be cast on the Merger, as of the time of acceptance for record of the Articles of Merger by the SDAT.

DRS ACQUISITION CORP.

ANNEX III

SUBTITLE 2 OF TITLE 3 OF MARYLAND GENERAL CORPORATION LAW

Sec. 3-201.    “SUCCESSOR” DEFINED

(a) Corporation amending charter.—In this subtitle, except as provided in subsection (b) of this section, “successor” includes a corporation which amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock, unless the right to do so is reserved by the charter of the corporation.

(b) Corporation whose stock is acquired.—When used with reference to a share exchange, “successor” means the corporation the stock of which was acquired in the share exchange.

Sec. 3-202.    RIGHT TO FAIR VALUE OF STOCK

(a) General rule.—Except as provided in subsection (c) of this section, a stockholder of a Maryland corporation has the right to demand and receive payment of the fair value of the stockholder’s stock from the successor if:

(1) The corporation consolidates or merges with another corporation;

(2) The stockholder’s stock is to be acquired in a share exchange;

(3) The corporation transfers its assets in a manner requiring action under sec. 3-105(e) of this title;

(4) The corporation amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock and substantially adversely affects the stockholder’s rights, unless the right to do so is reserved by the charter of the corporation; or

(5) The transaction is governed by sec. 3-602 of this title or exempted by sec. 3-603(b) of this title.

(b) Basis of fair value.—

(1) Fair value is determined as of the close of business:

(i) With respect to a merger under sec. 3-106 of this title of a 90 percent or more owned subsidiary with or into its parent corporation, on the day notice is given or waived under sec. 3-106; or

(ii) With respect to any other transaction, on the day the stockholders voted on the transaction objected to.

(2) Except as provided in paragraph (3) of this subsection, fair value may not include any appreciation or depreciation which directly or indirectly results from the transaction objected to or from its proposal.

(3) In any transaction governed by sec. 3-602 of this title or exempted by sec. 3-603 (b) of this title, fair value shall be value determined in accordance with the requirements of sec. 3-603 (b) of this title.

(c) When right to fair value does not apply.—Unless the transaction is governed by sec. 3-602 of this title or is exempted by sec. 3-603 (b) of this title, a stockholder may not demand the fair value of the stockholder’s stock and is bound by the terms of the transaction if:

(1) The stock is listed on a national securities exchange, is designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or is designated for trading on the NASDAQ Small Cap Market:

(i) With respect to a merger under sec. 3-106 of this title of a 90 percent or more owned subsidiary with or into its parent corporation, on the date notice is given or waived under sec. 3-106; or

(ii) With respect to any other transaction, on the record date for determining stockholders entitled to vote on the transaction objected to;

(2) The stock is that of the successor in a merger, unless:

(i) The merger alters the contract rights of the stock as expressly set forth in the charter, and the charter does not reserve the right to do so; or

(ii) The stock is to be changed or converted in whole or in part in the merger into something other than either stock in the successor or cash, scrip, or other rights or interests arising out of provisions for the treatment of fractional shares of stock in the successor;

(3) The stock is not entitled to be voted on the transaction or the stockholder did not own the shares of stock on the record date for determining stockholders entitled to vote on the transaction;

(4) The charter provides that the holders of the stock are not entitled to exercise the rights of an objecting stockholder under this subtitle; or

(5) The stock is that of an open-end investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940 and the value placed on the stock in the transaction is its net asset value.

Sec. 3-203.    PROCEDURE BY STOCKHOLDER

(a) Specific duties.—A stockholder of a corporation who desires to receive payment of the fair value of the stockholder’s stock under this subtitle:

(1) Shall file with the corporation a written objection to the proposed transaction:

(i) With respect to a merger under sec. 3-106 of this title of a 90 percent or more owned subsidiary with or into its parent corporation, within 30 days after notice is given or waived under sec. 3-106; or

(ii) With respect to any other transaction, at or before the stockholders’ meeting at which the transaction will be considered or, in the case of action taken under sec. 2-505 (b) of this article, within 10 days after the corporation gives the notice required by sec. 2-505 (b) of this article;

(2) May not vote in favor of the transaction; and

(3) Within 20 days after the Department accepts the articles for record, shall make a written demand on the successor for payment for the stockholder’s stock, stating the number and class of shares for which the stockholder demands payment.

(b) Failure to comply with section.—A stockholder who fails to comply with this section is bound by the terms of the consolidation, merger, share exchange, transfer of assets, or charter amendment.

SEC. 3-204.    EFFECT OF DEMAND ON DIVIDEND AND OTHER RIGHTS

A stockholder who demands payment for his stock under this subtitle:

(1) Has no right to receive any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under sec. 3-202 of this subtitle; and

(2) Ceases to have any rights of a stockholder with respect to that stock, except the right to receive payment of its fair value.

SEC. 3-205.    WITHDRAWAL OF DEMAND

A demand for payment may be withdrawn only with the consent of the successor.

SEC. 3-206.    RESTORATION OF DIVIDEND AND OTHER RIGHTS

(a) When rights restored.—The rights of a stockholder who demands payment are restored in full, if:

(1) The demand for payment is withdrawn;

(2) A petition for an appraisal is not filed within the time required by this subtitle;

(3) A court determines that the stockholder is not entitled to relief; or

(4) The transaction objected to is abandoned or rescinded.

(b) Effect of restoration.—The restoration of a stockholder’s rights entitles him to receive the dividends, distributions, and other rights he would have received if he had not demanded payment for his stock. However, the restoration does not prejudice any corporate proceedings taken before the restoration.

SEC. 3-207.    NOTICE AND OFFER TO STOCKHOLDERS

(a) Duty of successor.—

(1) The successor promptly shall notify each objecting stockholder in writing of the date the articles are accepted for record by the Department.

(2) The successor also may send a written offer to pay the objecting stockholder what it considers to be the fair value of his stock. Each offer shall be accompanied by the following information relating to the corporation which issued the stock:

(i) A balance sheet as of a date not more than six months before the date of the offer;

(ii) A profit and loss statement for the 12 months ending on the date of the balance sheet; and

(iii) Any other information the successor considers pertinent.

(b) Manner of sending notice.—The successor shall deliver the notice and offer to each objecting stockholder personally or mail them to him by certified mail, return receipt requested, bearing a postmark from the United States Postal Service, at the address he gives the successor in writing, or, if none, at his address as it appears on the records of the corporation which issued the stock.

SEC. 3-208    PETITION FOR APPRAISAL; CONSOLIDATION OF PROCEEDINGS; JOINDER OF OBJECTORS

(a) Petition for appraisal.—Within 50 days after the Department accepts the articles for record, the successor or an objecting stockholder who has not received payment for his stock may petition a court of equity in the county where the principal office of the successor is located or, if it does not have a principal office in this State, where the resident agent of the successor is located, for an appraisal to determine the fair value of the stock.

(b) Consolidation of suits; joinder of objectors.—

(1) If more than one appraisal proceeding is instituted, the court shall direct the consolidation of all the proceedings on terms and conditions it considers proper.

(2) Two or more objecting stockholders may join or be joined in an appraisal proceeding.

SEC. 3-209.    NOTATION ON STOCK CERTIFICATE

(a) Submission of certificate.—At any time after a petition for appraisal is filed, the court may require the objecting stockholders parties to the proceeding to submit their stock certificates to the clerk of the court for notation on them that the appraisal proceeding is pending. If a stockholder fails to comply with the order, the court may dismiss the proceeding as to him or grant other appropriate relief.

(b) Transfer of stock bearing notation.—If any stock represented by a certificate which bears a notation is subsequently transferred, the new certificate issued for the stock shall bear a similar notation and the name of the original objecting stockholder. The transferee of this stock does not acquire rights of any character with respect to the stock other than the rights of the original objecting stockholder.

SEC. 3-210.    APPRAISAL OF FAIR VALUE

(a) Court to appoint appraisers.—If the court finds that the objecting stockholder is entitled to an appraisal of his stock, it shall appoint three disinterested appraisers to determine the fair value of the stock on terms and conditions the court considers proper. Each appraiser shall take an oath to discharge his duties honestly and faithfully.

(b) Report of appraisers—Filing.—Within 60 days after their appointment, unless the court sets a longer time, the appraisers shall determine the fair value of the stock as of the appropriate date and file a report stating the conclusion of the majority as to the fair value of the stock.

(c) Same—Contents.—The report shall state the reasons for the conclusion and shall include a transcript of all testimony and exhibits offered.

(d) Same—Service; objection.—

(1) On the same day that the report is filed, the appraisers shall mail a copy of it to each party to the proceedings.

(2) Within 15 days after the report is filed, any party may object to it and request a hearing.

SEC. 3-211.    ACTION BY COURT ON APPRAISERS’ REPORT

(a) Order of court.—The court shall consider the report and, on motion of any party to the proceeding, enter an order which:

(1) Confirms, modifies, or rejects it; and

(2) If appropriate, sets the time for payment to the stockholder.

(b) Procedure after order.—

(1) If the appraisers’ report is confirmed or modified by the order, judgment shall be entered against the successor and in favor of each objecting stockholder party to the proceeding for the appraised fair value of his stock.

(2) If the appraisers’ report is rejected, the court may:

(i) Determine the fair value of the stock and enter judgment for the stockholder; or

(ii) Remit the proceedings to the same or other appraisers on terms and conditions it considers proper.

(c) Judgment includes interest.—

(1) Except as provided in paragraph (2) of this subsection, a judgment for the stockholder shall award the value of the stock and interest from the date as at which fair value is to be determined under sec. 3-202 of this subtitle.

(2) The court may not allow interest if it finds that the failure of the stockholder to accept an offer for the stock made under sec. 3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider:

(i) The price which the successor offered for the stock;

(ii) The financial statements and other information furnished to the stockholder; and

(iii) Any other circumstances it considers relevant.

(d) Costs of proceedings.—

(1) The costs of the proceedings, including reasonable compensation and expenses of the appraisers, shall be set by the court and assessed against the successor. However, the court may direct the costs to be apportioned and assessed against any objecting stockholder if the court finds that the failure of the stockholder to accept an offer for the stock made under sec. 3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider:

(i) The price which the successor offered for the stock;

(ii) The financial statements and other information furnished to the stockholder; and

(iii) Any other circumstances it considers relevant.

(2) Costs may not include attorney’s fees or expenses. The reasonable fees and expenses of experts may be included only if:

(i) The successor did not make an offer for the stock under sec. 3-207 of this subtitle; or

(ii) The value of the stock determined in the proceeding materially exceeds the amount offered by the successor.

(e) Effect of judgment.—The judgment is final and conclusive on all parties and has the same force and effect as other decrees in equity. The judgment constitutes a lien on the assets of the successor with priority over any mortgage or other lien attaching on or after the effective date of the consolidation, merger, transfer, or charter amendment.

SEC. 3-212.    SURRENDER OF STOCK

The successor is not required to pay for the stock of an objecting stockholder or to pay a judgment rendered against it in a proceeding for an appraisal unless, simultaneously with payment:

(1) The certificates representing the stock are surrendered to it, indorsed in blank, and in proper form for transfer; or

(2) Satisfactory evidence of the loss or destruction of the certificates and sufficient indemnity bond are furnished.

SEC. 3-213.    RIGHTS OF SUCCESSOR WITH RESPECT TO STOCK

(a) General rule.—A successor which acquires the stock of an objecting stockholder is entitled to any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under sec. 3-202 of this subtitle.

(b) Successor in transfer of assets.—After acquiring the stock of an objecting stockholder, a successor in a transfer of assets may exercise all the rights of an owner of the stock.

(c) Successor in consolidation, merger, or share exchange.—Unless the articles provide otherwise, stock in the successor of a consolidation, merger, or share exchange otherwise deliverable in exchange for the stock of an objecting stockholder has the status of authorized but unissued stock of the successor. However, a proceeding for reduction of the capital of the successor is not necessary to retire the stock or to reduce the capital of the successor represented by the stock.

The Letter of Transmittal and certificates for Shares and any other required documents should be sent to the Depositary at one of the addresses set forth below:

The Depositary for the Offer is:

MELLON INVESTOR SERVICES LLC

By Mail:	By Overnight Delivery or By Hand:
Corporate Action Dept. 27th Floor P.O. Box 3301 South Hackensack, NJ 07606	Corporate Action Dept. 27th Floor 480 Washington Boulevard Jersey City, NJ 07310

If you have questions or need additional copies of this Offer to Purchase or the Letter of Transmittal, you can call the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

17 State Street

10th Floor

New York, NY 10004

Banks and Brokerage Firms, Call Collect: (212) 440-9800

All Others Please Call Toll Free: (800) 849-5324

The Dealer Manager for the Offer is:

UBS SECURITIES, LLC

1999 Avenue of the Stars

Suite 3400

Los Angeles, CA 90067

Tel: (888) 655-0213